EXHIBIT 99.2

Quarterly Supplemental Information
March 31, 2020

Corporate Headquarters	Institutional Analyst Contact	Investor Relations
5565 Glenridge Connector, Suite 450	Telephone: 770.418.8592	Telephone: 866.354.3485
Atlanta, GA 30342	research.analysts@piedmontreit.com	investor.services@piedmontreit.com
Telephone: 770.418.8800		www.piedmontreit.com

Piedmont Office Realty Trust, Inc.
Quarterly Supplemental Information

Notice to Readers:
Please refer to page 46 for a discussion of important risks related to the business of Piedmont Office Realty Trust, Inc., as well as an investment in its securities, including risks that could cause actual results and events to differ materially from results and events referred to in the forward-looking information. Considering these risks, uncertainties, assumptions, and limitations, the forward-looking statements about leasing, financial operations, leasing prospects, acquisitions, dispositions, etc. contained in this quarterly supplemental information report may differ from actual results.

Certain prior period amounts have been reclassified to conform to the current period financial statement presentation. In addition, many of the schedules herein contain rounding to the nearest thousands or millions and, therefore, the schedules may not total due to this rounding convention.
To supplement the presentation of the Company’s financial results prepared in accordance with U.S. generally accepted accounting principles (GAAP), this report contains certain financial measures that are not prepared in accordance with GAAP, including FFO, Core FFO, AFFO, Same Store NOI, Property NOI, EBITDAre and Core EBITDA. Definitions and reconciliations of these non-GAAP measures to their most comparable GAAP metrics are included beginning on page 40. Each of the non-GAAP measures included in this report has limitations as an analytical tool and should not be considered in isolation or as a substitute for an analysis of the Company’s results calculated in accordance with GAAP. In addition, because not all companies use identical calculations, the Company’s presentation of non-GAAP measures in this report may not be comparable to similarly titled measures disclosed by other companies, including other REITs. The Company may also change the calculation of any of the non-GAAP measures included in this report from time to time in light of its then existing operations.

In certain presentations herein, the Company has provided disaggregated financial and operational data (for example, some pieces of information are displayed by geography, industry, or lease expiration year) for informational purposes for readers; however, regardless of the various presentation approaches taken herein, we continue to evaluate and utilize our consolidated financial results in making operating decisions, allocating resources, and assessing our performance.

Piedmont Office Realty Trust, Inc.
Corporate Data

Piedmont Office Realty Trust, Inc. (also referred to herein as "Piedmont" or the "Company") (NYSE: PDM) is an owner, manager, developer, redeveloper and operator of high-quality, Class A office properties in select sub-markets located primarily within seven major Eastern U.S. office markets. Its geographically-diversified, approximately $5 billion portfolio is comprised of approximately 18 million square feet (as of the date of release of this report). The Company is a fully-integrated, self-managed real estate investment trust ("REIT") with local management offices in each of its major markets and is investment-grade rated by Standard & Poor’s and Moody’s. At the end of the first quarter of 2020, approximately 64% of the Company's portfolio was Energy Star certified and approximately 40% was LEED certified. Piedmont is headquartered in Atlanta, GA.

This data supplements the information provided in our reports filed with the Securities and Exchange Commission and should be reviewed in conjunction with such filings.

	With Pro Forma Adjustments for
	the Acquisition of Dallas Galleria	As of	As of
	and the Sale of 1901 Market Street	March 31, 2020	December 31, 2019
Number of consolidated office properties (1) (2)	57 (3)	58	55
Rentable square footage (in thousands) (1) (2)	17,164 (3)	17,965	16,533
Percent leased (2) (4)	89.1% (3)	89.6%	89.7%
Capitalization (in thousands):
Total debt - principal amount outstanding (excludes premiums, discounts, and deferred financing costs)		$1,940,512	$1,488,687
Equity market capitalization (5)		$2,223,758	$2,797,423
Total market capitalization (5)		$4,164,270	$4,286,110
Total debt / Total market capitalization (5)	approximately 42% (3)	46.6%	34.7%
Average net debt to Core EBITDA	mid 5x's (3)	5.7 x	5.4 x
Total debt / Total gross assets	approximately 34% (3)	38.7%	32.5%
Common stock data:
High closing price during quarter		$24.61	$22.44
Low closing price during quarter		$14.34	$20.32
Closing price of common stock at period end		$17.66	$22.24
Weighted average fully diluted shares outstanding during quarter (in thousands)		126,360	126,359
Shares of common stock issued and outstanding at period end (in thousands)		125.921	125,783
Annual regular dividend per share (6)		$0.84	$0.84
Rating / Outlook:
Standard & Poor's		BBB / Stable	BBB / Stable
Moody's		Baa2 / Stable	Baa2 / Stable
Employees		139	134

(1)	As of March 31, 2020, our consolidated office portfolio consisted of 58 properties. During the first quarter of 2020, we acquired One Galleria Tower, Two Galleria Tower and Three Galleria Tower, three office buildings comprised of 1,435,000 square feet in total, along with a 1.9 acre developable land parcel, located in Dallas, TX.
(2)
This measure is presented for our consolidated office properties and the metric for December 31, 2019, has been restated to include one redevelopment property that was placed back into service on January 1, 2020. The redevelopment property is Two Pierce Place, a 484,000 square foot office building located in Itasca, IL.

(3)	The metric presents certain financial information about the Company as of March 31, 2020 on a pro forma basis giving effect to the completion of the sale of 1901 Market Street in Philadelphia, PA, and the use of the sale proceeds net of customary closing costs to repay the related $160 million mortgage as well as outstanding indebtedness under the Company’s revolving line of credit. The average net debt to Core EBITDA pro forma calculation assumes a full quarter's loss of EBITDA attributable to 1901 Market Street and a full quarter's contribution of EBITDA from each of One Galleria Tower, Two Galleria Tower and Three Galleria Tower, all located in Dallas, TX, which were acquired in February 2020. The information has been presented to show the anticipated impact of this asset sale transaction on certain of the Company’s statistical measures; however, the information is not intended to present the Company’s operating results on a pro forma basis giving effect to the actions listed above and does not contain all of the information required in connection with pro forma financial statements prepared pursuant to Article 11 of Regulation S-X. Therefore, future results may differ from these pro forma calculations. Additional information on the disposition transaction can be found in the Dispositions section of Financial Highlights. Pro forma financial statements reflecting, among other items, the sale of 1901 Market Street in Philadelphia, PA, can be found in the Company's Current Report on Form 8-K filed on April 27, 2020.
(4)
Calculated as square footage associated with commenced leases plus square footage associated with executed but uncommenced leases for vacant spaces, divided by total rentable square footage, all as of the relevant date, expressed as a percentage. Please refer to page 28 for additional analyses regarding Piedmont's leased percentage.

(5)	Reflects common stock closing price, shares outstanding and outstanding debt as of the end of the reporting period, as appropriate.
(6)	Total of the regular dividends per share for which record dates occurred over the prior four quarters.

Piedmont Office Realty Trust, Inc.
COVID-19 Update

During the three months ended March 31, 2020, the World Health Organization declared the novel coronavirus (COVID-19) outbreak a pandemic. All of the markets in which Piedmont's buildings are located remain subject to some form of quarantine or shelter-in-place restrictions. Presented below are key business updates and information for our constituents as relates to Piedmont's capitalization, the impact of COVID-19 on our business, and our response to issues related to the pandemic.

Corporate Update

Our Focus Our highest priority has been, and always will be, protecting the well-being of our tenants, contractors and employees. We are committed to promoting a safe and healthy environment.
Ongoing Tenant Construction

We have only two redevelopment projects (less than $40 million in total) and one material tenant improvement obligation which we anticipate will experience some delays but will not significantly impact completion.

Portfolio Status

Each of our assets is open for business and serving the needs of our tenants. We are following all government shelter-in-place guidelines and strictly adhering to all recommended Centers for Disease Control health and wellness protocols.

Liquidity Position

We have ample liquidity and capital available to meet all corporate financial obligations, including the servicing of our debt, as well as meet all debt covenants with significant positive margins. Piedmont maintains a strong balance sheet position, with access to our largely unused $500 million line of credit.

Rental Revenues

With a majority of our tenants being investment grade quality, we received 96% of our April rental billings to date. We have collected 100% of April rent from our top 20 tenants. Retail and co-working tenants total approximately 3% of our 2020 revenues. We have low lease expirations in 2020 totaling approximately 4.2% (excluding the New York City lease expiration).

Strong Balance Sheet

We have no planned or pending acquisitions and no ground-up development projects underway. On March 31, 2020, we entered into a binding contract, including a significant non-refundable deposit, to dispose of our only asset in Philadelphia for $360 million. Net proceeds will be directed to further strengthen our capital position through the reduction of debt and leave only one encumbered property within our portfolio. We are rated BBB by Standard & Poor’s and Baa2 by Moody’s.

Rental Assistance

We are partnering with certain tenants whose businesses have been impacted by COVID-19 and who have requested some form of rent deferral. We are reviewing each request carefully and have accommodated a limited number of rent deferrals, typically for up to three months, to be repaid later this year or into 2021.

Debt Profile

We have no debt maturities until late 2021. We have 56 unencumbered properties, representing approximately 95% of our Annualized Lease Revenue; after the sale of 1901 Market Street in Philadelphia, PA, our unencumbered properties will represent approximately 99% of our Annualized Lease Revenue.

Piedmont Office Realty Trust, Inc.
COVID-19 Update

Property Operations Update

As with most other businesses, our top priority is to protect our customers, vendors and employees. Piedmont is coordinating with tenants and contractors to enact new operational procedures, cleaning standards and health protocols at our buildings to protect the safety and well-being of those working onsite. We are committed to adapting our business and engineering solutions to meet our customers’ challenges in a reliable and safe manner.

Communication and Collaboration
●	Published “Returning to Work Tenant Guide”, outlining building-specific information on operational changes such as elevator spacing, common area regulations, janitorial schedules and security protocols, among others
●	Implemented comprehensive signage program providing wayfinding assistance and emphasizing preventative measures as recommended by the Center for Disease Control (hand washing, distancing, no gathering, etc.)
●	Sharing best practices for workplace modifications and common area protections such as staggered working hours, assigned seating and conference room attendance levels

Health and Wellness
●	Hand sanitizing dispensers installed throughout our properties, parking garages and amenity areas
●	Janitorial staffs applying EPA-registered disinfectants to avoid the spread of pathogens; increase in cleaning for common areas and paths of travel to a level that is consistent with standards for a clinical waiting room/common area
●	All vendors and Piedmont personnel are required to wear masks throughout all common areas
●	Requesting all tenants and guests wear masks throughout all common areas
●	Substantially all Piedmont restrooms utilize touchless features/equipment; those which do not are in the process of replacement

Monitoring the Environment
●	Elevated cleaning and security protocols to ensure a safe and healthy environment
●	Increased fresh air ventilation during operating hours along with extended HVAC run times, exceeding industry standards for air quality
●	Adjusted plumbing systems to conserve water usage

Piedmont Office Realty Trust, Inc.
Investor Information

Corporate
5565 Glenridge Connector, Suite 450
Atlanta, Georgia 30342
770.418.8800
www.piedmontreit.com

Executive Management

C. Brent Smith	Robert E. Bowers	Edward H. Guilbert, III	Christopher A. Kollme
Chief Executive Officer, President	Chief Financial and Administrative Officer	Executive Vice President, Finance,	Executive Vice President,
and Director	and Executive Vice President	Assistant Secretary and Treasurer	Finance & Strategy
Investor Relations Contact

Laura P. Moon	Joseph H. Pangburn	Thomas R. Prescott	Alex Valente
Chief Accounting Officer and	Executive Vice President,	Executive Vice President,	Executive Vice President,
Senior Vice President	Southwest Region	Midwest Region	Southeast Region

George Wells	Robert K. Wiberg
Executive Vice President,	Executive Vice President,
Real Estate Operations	Northeast Region and Head of Development

Board of Directors

Frank C. McDowell	Dale H. Taysom	Kelly H. Barrett	Wesley E. Cantrell
Director, Chairman of the Board of Directors,	Director, Vice Chairman of the	Director, Chair of the Audit Committee,	Director, Chair of the Governance
Chair of the Compensation Committee, and	Board of Directors, and Member of the	and Member of the Governance Committee	Committee, and Member of the
Member of the Audit and Governance Committees	Audit and Capital Committees		Compensation Committee

Glenn G. Cohen	Barbara B. Lang	C. Brent Smith	Jeffery L. Swope
Director and Member of the Audit Committee	Director and Member of the Compensation	Chief Executive Officer, President	Director, Chair of the Capital
	and Governance Committees	and Director	Committee, and Member of the
Compensation Committee

Transfer Agent	Corporate Counsel

Computershare	King & Spalding
P.O. Box 30170	1180 Peachtree Street, NE
College Station, TX 77842-3170	Atlanta, GA 30309
Phone: 866.354.3485	Phone: 404.572.4600

Piedmont Office Realty Trust, Inc.
Financial Highlights
As of March 31, 2020

Financial Results (1)

Net income attributable to Piedmont for the quarter ended March 31, 2020 was $8.7 million, or $0.07 per share (diluted), compared to $50.2 million, or $0.40 per share (diluted), for the same quarter in 2019. The decrease in net income attributable to Piedmont for the three months ended March 31, 2020 when compared to the same period in 2019 was principally due to gains on the sale of real estate assets recorded during the first quarter of 2019, along with higher amortization and depreciation expense in 2020 when compared to 2019 attributable to over $720 million of acquisitions completed since the beginning of 2019.

Funds from operations (FFO) for the quarter ended March 31, 2020 was $59.9 million, or $0.47 per share (diluted), compared to $56.3 million, or $0.45 per share (diluted), for the same quarter in 2019. The increase in FFO for the three months ended March 31, 2020 when compared to the same period in 2019 was principally the result of a growth in revenue attributable to accrual basis rental rate increases associated with recent leasing activity across the portfolio as well as accretive capital recycling activities over the prior year.

Core funds from operations (Core FFO) for the quarter ended March 31, 2020 was $59.9 million, or $0.47 per share (diluted), compared to $56.3 million, or $0.45 per share (diluted), for the same quarter in 2019. The increase in Core FFO for the three months ended March 31, 2020 when compared to the same period in 2019 was primarily attributable to the same items described above for changes in FFO.

Adjusted funds from operations (AFFO) for the quarter ended March 31, 2020 was $18.6 million, compared to $51.8 million for the same quarter in 2019. The decrease in AFFO for the three months ended March 31, 2020 when compared to the same period in 2019 was primarily due to a larger amount of non-incremental capital expenditures in 2020 related to the large amount of recently executed new and renewal leases in our portfolio, including the 20-year lease renewal with the State of New York at 60 Broad Street in New York, NY, for which leasing commissions were paid during the quarter.

Update Related to COVID-19

During the first quarter of 2020, our operations continued without significant impact from COVID-19. While restrictive measures were increasing as of the end of the first quarter, the COVID-19 pandemic had a limited impact on the Company’s first quarter results. We do, however, expect the coronavirus outbreak to have an impact on the Company’s operations and financial results during the second quarter and potentially beyond.

As it has for many companies around the world, the COVID-19 pandemic caused changes in Piedmont’s typical work practices. Our employees are embracing social distancing and most are working from their homes. Essential employees and contractors continue to report to work enabling all our properties to remain open and fully operational for our tenants, many of whom also have the need for their essential employees to continue to work in our buildings.

We feel fortunate to have duration and durability in the cash flow generated by our tenant base. The majority of our tenants are of investment grade quality, and our in place leases have a weighted average lease term remaining of nearly 7 years. Only approximately 1% of our revenues are related to retail tenants and approximately 2% of our 2020 budgeted revenues are associated with the co-working sector, both of which have been particularly hard hit by the economic effects of the pandemic and the requests to ‘shelter-in-place’ by most large metropolitan area and state governments. Additionally, only a limited amount of our annual revenues comes from parking. As of the time of release of this report, our rental receipts have largely continued to be collected. To date, we have been able to accommodate a limited number of tenants that have requested deferrals of their rents with repayments scheduled for later this year without penalty, or payback in 2021 with interest.

As relates to Piedmont’s liquidity and capitalization, we believe we have sufficient liquidity and capital capacity to withstand the effects of the economic slowdown associated with COVID-19. The Company remains able to meet all of its financial obligations, including the servicing of its debt, as well as to meet all of its debt covenants, each with a significant buffer to the relevant threshold. Piedmont is in a strong balance sheet position, with access to our largely unused $500 million line of credit. Additionally, we have entered into a binding contract to sell our only asset in Philadelphia, 1901 Market Street, for $360 million, with the proceeds from the sale expected to be used to pay off the balance on our line of credit and a $160 million mortgage, which will leave the Company with only one approximately $28 million mortgage secured by one property and our remaining 56 properties unencumbered.

(1)
FFO, Core FFO and AFFO are supplemental non-GAAP financial measures. See page 40 for definitions of these non-GAAP financial measures, and pages 16 and 42 for reconciliations of FFO, Core FFO and AFFO to Net Income.

While we are seeing signs of the virus outbreak slowing and the infection curve flattening, the short-term financial impacts caused by the pandemic on 2020 results are yet to be fully realized and will depend upon how long the economic disruption associated with the pandemic lasts. Leasing activity has slowed and will likely delay some of the expected growth in the portfolio; some additional tenants, most likely small businesses, are expected to ask for some type of rent deferrals; and a few tenant improvements and redevelopment projects will be delayed. Because the ultimate impact to financial performance will depend upon how long the economic disruption associated with the pandemic lasts, we are withdrawing our financial guidance and will provide revised guidance once the depth and duration of the disruption becomes more clear.

Operations and Leasing

As of March 31, 2020, Piedmont had 58 in-service office properties located primarily in seven major office markets in the eastern portion of the United States. On a square footage leased basis, our total in-service office portfolio was 89.6% leased as of March 31, 2020, as compared to 89.7% at December 31, 2019 (restated to include one out-of-service asset, Two Pierce Place in Itasca, IL, which was placed back into service on January 1, 2020). Please refer to page 28 for additional leased percentage information.

The weighted average remaining lease term of our in-service portfolio was 6.8 years(1) as of March 31, 2020 as compared to 7.0 years at December 31, 2019. Our weighted average adjusted Annualized Lease Revenue(2) per square foot for our in-service portfolio was $35.88 as of March 31, 2020.

During the three months ended March 31, 2020, the Company completed approximately 417,000 square feet of leasing activity. Of the total leasing activity completed during the quarter, we signed new tenant leases for approximately 120,000 square feet. The average committed capital for tenant improvements and leasing commissions per square foot per year of lease term for all leasing activity completed during the three months ended March 31, 2020 (net of commitment expirations during the period) was $5.58 (see page 34).

Of the 417,000 square feet of leases executed during the three months ended March 31, 2020, eight leases were greater than 10,000 square feet at our consolidated office properties. Information on those leases is set forth below.

Tenant	Property	Market	Square Feet Leased	Expiration Year	Lease Type
Advanced Micro Devices, Inc.	90 Central Street	Boston	107,244	2028	Renewal
Greenberg Traurig, P.A.	CNL Center I	Orlando	37,100	2031	Renewal / Contraction
Jones Lang LaSalle Americas, Inc.	200 South Orange Avenue	Orlando	19,701	2025	Renewal / Expansion
Association for Unmanned Vehicle Systems International	3100 Clarendon Boulevard	Washington, DC	15,267	2030	New
Starr Indemnity & Liability Company	One Lincoln Park	Dallas	14,304	2029	Renewal / Expansion
McGrann Shea Carnival Straughn & Lamb, Chartered	US Bancorp Center	Minneapolis	13,460	2025	Renewal / Contraction
Kiewit Infrastructure Co.	Two Pierce Place	Chicago	12,999	2031	New
Cavan Solutions, Inc.	400 Virginia Avenue	Washington, DC	10,084	2028	New

At the end of the first quarter of 2020, there was one tenant whose lease individually contributed greater than 1% in Annualized Lease Revenue expiring during the eighteen month period following March 31, 2020. Information regarding the leasing status of the space associated with this tenant's lease is presented below.

Tenant	Property	Property Location	Net Square Footage Expiring	Net Percentage of Current Quarter Annualized Lease Revenue Expiring (%)	Expiration	Current Leasing Status
City of New York	60 Broad Street	New York, NY	313,022	2.1%	Q2 2020	The Company is in advanced discussions with the tenant regarding a long-term lease renewal.

(1)
Remaining lease term (after taking into account leases for vacant spaces which had been executed but not commenced as of March 31, 2020) is weighted based on Annualized Lease Revenue, as defined on page 40.

(2)	Annualized Lease Revenue is adjusted for buildings at which tenants pay operating expenses directly to include such operating expenses as if they were paid by the Company and reimbursed by the tenants as under a typical net lease structure, thereby incorporating the effective gross rental rate for those buildings.

Future Lease Commencements and Abatements

As of March 31, 2020, our overall leased percentage was 89.6% and our economic leased percentage was 84.0%. The difference between overall leased percentage and economic leased percentage is attributable to two factors:

1)leases which have been contractually entered into for currently vacant spaces but have not yet commenced (amounting to 395,381 square feet of leases as of March 31, 2020, or 2.2% of the portfolio); and
2)leases which have commenced but are within rental abatement periods (amounting to 684,132 square feet of leases as of March 31, 2020, or a 3.4% impact to leased percentage on an economic basis).

The gap between reported leased percentage and economic leased percentage will fluctuate over time as (1) new leases are signed for vacant spaces, (2) abatements associated with existing or newly executed leases commence and expire, and/or (3) properties are bought and sold. See below for more detail on existing large leases with abatements. The gap this quarter between reported leased percentage and economic leased percentage is heavily influenced by the Transocean lease for 301,000 square feet of space under abatement at Enclave Place in Houston, TX, attributable for 1.7% of the 5.6% gap.

Piedmont has leases with many large corporate office space users. The average size of lease in the Company's portfolio is approximately 20,000 square feet. Due to the large size and length of term of new leases, Piedmont typically signs leases several months in advance of their anticipated lease commencement dates. Presented below is a schedule of uncommenced leases greater than 50,000 square feet and their anticipated commencement dates. Lease renewals are excluded from this schedule.

Tenant	Property	Property Location	Square Feet Leased	Space Status	Estimated Commencement Date	New / Expansion
Amazon.com Services, Inc.	One Galleria Tower	Dallas, TX	81,628	Vacant	Q4 2020	New
WeWork Companies Inc.	200 South Orange Avenue	Orlando, FL	71,344	Vacant	Q1 2021 (1)	New
Gartner, Inc.	6031 Connection Drive	Irving, TX	54,920	Vacant	Q2 2020 (27,150 SF) Q1 2021 (27,770 SF)	New
salesforce.com (formerly Demandware, Inc.)	5 Wall Street	Burlington, MA	51,913	Not Vacant	Q3 2021	New

New leases frequently provide rental abatement concessions to tenants and these abatements typically occur at the beginning of the leases. The currently reported cash net operating income and AFFO understate the Company's long-term cash generation ability from existing signed leases due to several leases being in abatement periods. Presented below are two schedules related to abatements. The first is a schedule of leases with abatements of 50,000 square feet or greater that expired during the first quarter of 2020, and the second is a schedule of leases with abatements of 50,000 square feet or greater that are either currently under abatement or will be so within the next twelve months.

Abatements Expired During the Quarter

Tenant	Property	Property Location	Abated Square Feet	Lease Commencement Date	Abatement Period Expired During Current Quarter	Lease Expiration
VMware, Inc.	1155 Perimeter Center West	Atlanta, GA	50,442	Q3 2019	January and February 2020	Q3 2027
WeWork Companies Inc.	1155 Perimeter Center West	Atlanta, GA	71,821	Q1 2020	January through March 2020	Q3 2035

Current / Future Abatements (2)

Tenant	Property	Property Location	Abated Square Feet	Lease Commencement Date	Remaining Abatement Schedule	Lease Expiration
Transocean Offshore Deepwater Drilling, Inc.	Enclave Place	Houston, TX	300,906	Q4 2019 (3)	July 2019 through April 2021 (3)	Q2 2036
Advanced Micro Devices, Inc.	90 Central Street	Boxborough, MA	107,244	Q1 2021	January through March 2021	Q1 2028

(1)	In the construction permitting process, the tenant has been required by the local government to make modifications to its space plans resulting in a delay of the receipt of construction permits. The delay in the construction process resulted in a revised estimated commencement date for the lease.
(2)	The State of New York lease does not contain any rental abatement provisions. The tenant's space will be reconstructed over a period of approximately four years. During the construction period, the tenant will not be required to pay rental charges for certain spaces that are under construction and not usable by the tenant. The amount of space for which the tenant will not be required to pay rent will vary over time and is expected to average approximately 80,000 square feet over the construction time period.
(3)	While GAAP revenue recognition commenced during Q4 2019 after the substantial completion of the tenant's improvements to the space, the rental abatement period began July 2019 (at the commencement of the contracted lease period).

Financing and Capital Activity

Among Piedmont's stated strategic objectives is to harvest capital through the disposition of non-core assets and assets in which the Company believes full value potential during its ownership has been reached and to use the sale proceeds to:
•invest in real estate assets with higher overall return prospects and/or strategic merits in one of our identified operating markets where we have a significant operating presence with a competitive operating advantage and that otherwise meet our strategic criteria;
•reduce leverage levels by repaying outstanding debt; and/or
•repurchase Company stock when it is believed to be trading at a significant discount to NAV.
Information on the Company's recent accomplishments in furtherance of its strategic objectives is presented below.

Dispositions
On March 31, 2020, Piedmont entered into a binding contract to sell 1901 Market Street, a 45-story, 100% leased, 801,000 square foot office building, located in Philadelphia, PA, for $360.0 million, or approximately $450 per square foot. The sale is expected to close during the summer of 2020 and will allow the Company to exit a non-strategic market and effectively redeploy the net proceeds into the Dallas Galleria Office Towers, a strategic acquisition with a higher yield and stronger growth prospects (see Acquisitions below for additional detail). While the Dallas Galleria acquisition has already been completed, it was done so with a short-term increase in debt to bridge the timing difference between the acquisition and the sale of 1901 Market Street. Once the proceeds from the sale of 1901 Market Street are available, those proceeds will be used to repay debt and bring Piedmont's leverage level back down to a level comparable with that in place prior to the Dallas Galleria Office Towers acquisition. Specifically, the Company will repay the $160 million mortgage secured by 1901 Market Street (leaving the Company with only one approximately $28 million mortgage secured by one property and its remaining 56 properties unencumbered) and then use the remaining net proceeds to pay down the balance outstanding on its revolving line of credit. For federal tax purposes, the sale proceeds from 1901 Market Street will be deemed reinvested during the first quarter of 2020 into the Dallas Galleria Office Towers through a reverse 1031 exchange investment structure; therefore, it is not anticipated that a special dividend distribution will be required despite the over $100 million gain expected to be realized from the sale of 1901 Market Street.

Acquisitions
On February 12, 2020, Piedmont completed the purchase of the Dallas Galleria Office Towers, three Class A office buildings and an adjacent developable land parcel, located in Dallas, TX. The total purchase price was $392.2 million, or $273 per square foot, for the office buildings and $4.0 million for the vacant developable land parcel. The investment is expected to generate greater than an 8% accrual-basis yield. The properties consist of One Galleria Tower, a 25-story, 470,000 square foot, 92% leased office building; Two Galleria Tower, a 24-story, 434,000 square foot, 99% leased office building; Three Galleria Tower, a 26-story, 531,000 square foot, 95% leased office building; two multi-level parking structures; and a 1.9 acre developable land parcel zoned for office and residential development. The properties are seamlessly integrated with Galleria Dallas, a 1.5 million square foot, top-performing, retail and dining destination, and the 448-room Westin Galleria Hotel, all prominently positioned at the intersection of the Dallas North Tollway and Interstate 635, a highly-amenitized and demographically affluent location at the most highly trafficked intersection in north Dallas. The acquisition of the properties allows the Company to present prospective tenants in Dallas with a full spectrum of space offerings, as well as capture additional marketing and operating synergies with the Company's previously existing 2.1 million square foot Dallas portfolio. The primary funding source for the acquisition of the properties is intended to be the sale of 1901 Market Street in Philadelphia, PA, discussed under the heading Dispositions above. The Company completed the acquisition of the Dallas project through a reverse 1031 exchange investment structure and intends to close out the reverse exchange with the sale of 1901 Market Street.

For additional information on acquisitions and dispositions completed over the previous eighteen months, please refer to page 38.

Development / Redevelopment
During the fourth quarter of 2019, Piedmont commenced an approximately $18.5 million redevelopment of 200 South Orange Avenue in Orlando, FL. The project will allow the Company to reposition the property, creating a premier environment for downtown office tenants - vibrant, inviting, communal and modern. The redevelopment plan includes a reimagined lobby and entry experience, an energized and redesigned outdoor park, the addition of a food hall and restaurant, an upgraded conference center, a tenant lounge, and a new crown lighting system. As of March 31, 2020, the project remained on schedule and within budget.

Additional detail on the Company's developable land parcels, all of which are located adjacent to existing Piedmont properties, as well as information on current redevelopment projects, can be found on page 39.

Finance
During the first quarter of 2020, Piedmont entered into a $300 million unsecured term loan with a final extended maturity date of March 11, 2022. The proceeds from the loan were used to reduce the balance outstanding on the Company's revolving line of credit. The Company intends to replace the term loan with a longer-tenored, similarly-sized debt issuance once credit markets stabilize and it otherwise believes it is an appropriate time to do so. As of March 31, 2020, the interest rate for LIBOR based loans under the facility was LIBOR + 140 basis points. For additional information on the loan, please refer to page 23.

During the first quarter of 2020, Piedmont amended its existing $250 million unsecured term loan that matures on March 31, 2025. The purpose of the loan modification was to replace the original 7-year credit spread pricing grid of the facility with a 5-year credit spread pricing grid, effectively reducing the interest rate structure under the loan. At the Company's current credit rating: (1) for the $200 million of principal amount not subject to interest rate swap agreements, the interest rate for LIBOR based loans was reduced from LIBOR + 160 basis points to LIBOR + 95 basis points; and (2) for the $100 million of principal amount for which the Company entered into interest rate swap agreements to effectively fix the interest rate through the loan's maturity date, the effectively fixed interest rate was reduced from 4.21% to 3.56%.

As of March 31, 2020, our ratio of total debt to total gross assets was 38.7%, and the same measure at December 31, 2019 was 32.5%. This debt ratio is based on total principal amount outstanding for our various loans as of the relevant measurement date.

As of March 31, 2020, our average net debt to Core EBITDA ratio was 5.7 x, and the same measure at December 31, 2019 was 5.4 x.

Stock Repurchase Program
Since the prior stock repurchase authorization was scheduled to expire during the first quarter of 2020, the Board of Directors of Piedmont renewed the Company's stock repurchase program on February 19, 2020 by authorizing up to $200 million of additional share repurchases over the following two years. Repurchases of stock under the program are made at the Company's discretion and are dependent on market conditions, the discount to estimated net asset value, other investment opportunities and other factors that the Company deems relevant. As of quarter end, the entire renewed $200 million capacity for stock repurchases remained available.

No repurchases of the Company's common stock were completed during the first quarter of 2020. During 2019, the Company repurchased approximately 0.7 million shares at an average price of $17.14 per share, or approximately $12.5 million in aggregate (before the consideration of transaction costs).

Dividend
On February 4, 2020, the Board of Directors of Piedmont declared a dividend for the first quarter of 2020 in the amount of $0.21 per common share outstanding to stockholders of record as of the close of business on February 28, 2020. The dividend was paid on March 20, 2020. The Company's dividend payout percentage (based upon record date) for the three months ended March 31, 2020 was 44% of Core FFO and 142% of AFFO. The AFFO dividend payout percentage was high as a result of the one-time payment of leasing commissions associated with the 20-year, approximately 500,000 square foot renewal of the State of New York lease at 60 Broad Street in New York, NY.

Subsequent Events
On April 29, 2020, the Board of Directors of Piedmont declared a dividend for the second quarter of 2020 in the amount of $0.21 per common share outstanding to stockholders of record as of the close of business on May 29, 2020. The dividend is expected to be paid on June 19, 2020.

Guidance for 2020

Since the duration and severity of the COVID-19 pandemic and the longer-term consequences on the economy and our tenants is unknown at this time, the Company is withdrawing its guidance for 2020. That said, Piedmont has a strong, diversified tenant base, a majority of which is investment grade quality. Additionally, the Company has a prudent balance sheet with excellent liquidity, including approximately $350 million available on its line of credit at March 31, 2020 and no debt maturities until late 2021. Despite the widespread impacts of the COVID-19 pandemic on the global economy, the Company currently anticipates that its overall leased percentage and expected 2020 financial performance will not be severely impacted by the pandemic. While it is withdrawing its guidance, the Company is providing additional information regarding performance in April and its current expectations for how the pandemic could impact performance during the rest of the quarter and the rest of the year:
•New tenant leasing activity during April has slowed and the Company believes this trend will continue throughout the quarter, likely pushing all “new tenant” leasing goals out at least a quarter, which will modestly lower net operating income (“NOI”) for 2020 by approximately $1.5 million, and lower our originally anticipated year end leased percentage.
•Much of Piedmont’s transient parking income for the second quarter will not occur and will reduce NOI by approximately $1 million.
•With respect to retail tenant income, which is about 1% of the Company’s total 2020 revenues, retail NOI is estimated to decline by approximately $1.5 million.
•To date, approximately 96% of April’s rents have been collected and only a limited number of the remaining tenants that have yet to pay April’s rents are requesting deferral of second quarter rents.
•As of this time, the Company has amended lease terms for tenants which will defer approximately $1 million of rents per month for an average of three months, or in total about one-half of a percent of annualized revenues.
•While the Company is not aware of other tenant situations that would indicate material reductions in collections in future month, it does not believe the impact of the pandemic on subsequent months’ rent collections can be reasonably estimated at this time.
These identified impacts of the COVID-19 pandemic on net operating income during 2020 equate to approximately $0.04 to $0.05 per share of Core FFO reduction. These expectations are conditional upon an important hypothesis that the duration of the effects of the pandemic are largely confined to the second quarter of the current calendar year.
The Company will reevaluate guidance once current “shelter-in-place” orders that are in effect for all of its operating markets are lifted and the longer-term consequences of the COVID-19 pandemic on the economy and our tenants can more thoroughly be considered.

Piedmont Office Realty Trust, Inc.
Consolidated Balance Sheets
Unaudited (in thousands)

	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
Assets:
Real estate, at cost:
Land assets	$505,234	$485,560	$485,610	$459,660	$449,550
Buildings and improvements	3,249,947	2,943,685	2,920,067	2,737,978	2,674,083
Buildings and improvements, accumulated depreciation	(755,152)	(730,750)	(706,774)	(689,657)	(678,136)
Intangible lease asset	167,972	125,171	131,843	138,200	128,497
Intangible lease asset, accumulated amortization	(52,538)	(50,766)	(50,474)	(66,300)	(65,083)
Construction in progress	42,028	29,920	13,866	13,231	13,225
Real estate assets held for sale, gross	233,951	233,951	508,624	508,566	508,489
Real estate assets held for sale, accumulated depreciation & amortization	(96,164)	(94,261)	(153,936)	(149,588)	(145,128)
Total real estate assets	3,295,278	2,942,510	3,148,826	2,952,090	2,885,497
Cash and cash equivalents	7,920	13,545	10,284	7,748	4,625
Tenant receivables	10,596	8,226	10,091	10,494	11,693
Straight line rent receivable	139,617	132,342	128,786	127,354	123,960
Escrow deposits and restricted cash	1,758	1,841	1,820	1,480	1,433
Prepaid expenses and other assets	23,933	25,427	27,143	32,564	22,935
Goodwill	98,918	98,918	98,918	98,918	98,918
Interest rate swap	—	—	—	10	554
Deferred lease costs, gross	463,760	413,071	396,724	381,012	367,350
Deferred lease costs, accumulated amortization	(148,972)	(147,324)	(139,092)	(155,009)	(152,587)
Other assets held for sale, gross	63,524	63,158	111,661	110,911	110,253
Other assets held for sale, accumulated amortization	(35,516)	(34,957)	(43,230)	(42,205)	(41,189)
Total assets	$3,920,816	$3,516,757	$3,751,931	$3,525,367	$3,433,442
Liabilities:
Unsecured debt, net of discount	$1,743,905	$1,292,374	$1,689,793	$1,472,194	$1,375,646
Secured debt	188,779	189,030	189,451	189,782	190,109
Accounts payable, accrued expenses, and accrued capital expenditures	90,459	143,923	114,812	87,519	74,044
Deferred income	35,443	34,609	27,985	24,641	27,053
Intangible lease liabilities, less accumulated amortization	44,646	25,069	26,814	24,069	24,205
Interest rate swaps	26,709	5,121	6,862	5,549	2,443
Other liabilities held for sale	7,158	7,657	15,431	18,638	16,420
Total liabilities	$2,137,099	$1,697,783	$2,071,148	$1,822,392	$1,709,920
Stockholders' equity:
Common stock	1,259	1,258	1,258	1,258	1,256
Additional paid in capital	3,690,821	3,686,398	3,685,504	3,687,881	3,686,017
Cumulative distributions in excess of earnings	(1,889,109)	(1,871,375)	(2,007,438)	(1,989,446)	(1,971,184)
Other comprehensive loss	(20,976)	967	(283)	1,530	5,667
Piedmont stockholders' equity	1,781,995	1,817,248	1,679,041	1,701,223	1,721,756
Non-controlling interest	1,722	1,726	1,742	1,752	1,766
Total stockholders' equity	1,783,717	1,818,974	1,680,783	1,702,975	1,723,522
Total liabilities, redeemable common stock and stockholders' equity	$3,920,816	$3,516,757	$3,751,931	$3,525,367	$3,433,442
Common stock outstanding at end of period	125,921	125,783	125,783	125,783	125,597

Piedmont Office Realty Trust, Inc.
Consolidated Statements of Income
Unaudited (in thousands except for per share data)

	Three Months Ended
	3/31/2020	12/31/2019	9/30/2019	6/30/2019	3/31/2019
Revenues:
Rental income (1)	$111,496	$106,742	$105,207	$102,637	$103,659
Tenant reimbursements (1)	20,658	22,950	25,372	22,831	22,507
Property management fee revenue	773	579	405	422	1,992
Other property related income	4,244	3,882	4,437	4,778	4,778
	137,171	134,153	135,421	130,668	132,936
Expenses:
Property operating costs	53,190	52,582	54,613	52,380	51,805
Depreciation	27,884	26,011	27,131	26,348	26,525
Amortization	23,631	21,000	19,505	18,461	17,700
Impairment loss on real estate assets	—	7,000	1,953	—	—
General and administrative	8,643	8,159	7,950	12,418	9,368
	113,348	114,752	111,152	109,607	105,398
Other income / (expense):
Interest expense	(15,264)	(14,844)	(16,145)	(15,112)	(15,493)
Other income / (expense)	149	279	263	752	277
Gain / (loss) on sale of real estate (2)	3	157,640	32	1,451	37,887
Net income	8,711	162,476	8,419	8,152	50,209
Less: Net (income) / loss attributable to noncontrolling interest	(2)	2	3	1	(1)
Net income attributable to Piedmont	$8,709	$162,478	$8,422	$8,153	$50,208
Weighted average common shares outstanding - diluted	126,360	126,359	126,240	126,491	126,181
Net income per share available to common stockholders - diluted	$0.07	$1.29	$0.07	$0.06	$0.40
Common stock outstanding at end of period	125,921	125,783	125,783	125,783	125,597

(1)	The presentation method used for this line is not in conformance with GAAP. To be in conformance with the current GAAP standard, the Company would need to combine amounts presented on the rental income line with amounts presented on the tenant reimbursements line and present that aggregated figure on one line entitled "rental and tenant reimbursement income." The amounts presented on this line were determined based upon the Company's interpretation of the rental charges and billing method provisions in each of the Company's lease documents.
(2)	The gain on sale of real estate reflected in the fourth quarter of 2019 was nearly fully related to the sale of 500 West Monroe Street in Chicago, IL. The gain on sale of real estate reflected in the first quarter of 2019 was primarily related to the sale of One Independence Square in Washington, DC, on which the Company recorded a total gain of $33.2 million.

Piedmont Office Realty Trust, Inc.
Consolidated Statements of Income
Unaudited (in thousands except for per share data)

	Three Months Ended
	3/31/2020	3/31/2019	Change ($)	Change (%)
Revenues:
Rental income (1)	$111,496	$103,659	$7,837	7.6%
Tenant reimbursements (1)	20,658	22,507	(1,849)	(8.2)%
Property management fee revenue	773	1,992	(1,219)	(61.2)%
Other property related income	4,244	4,778	(534)	(11.2)%
	137,171	132,936	4,235	3.2%
Expenses:
Property operating costs	53,190	51,805	(1,385)	(2.7)%
Depreciation	27,884	26,525	(1,359)	(5.1)%
Amortization	23,631	17,700	(5,931)	(33.5)%
General and administrative	8,643	9,368	725	7.7%
	113,348	105,398	(7,950)	(7.5)%
Other income / (expense):
Interest expense	(15,264)	(15,493)	229	1.5%
Other income / (expense)	149	277	(128)	(46.2)%
Gain / (loss) on sale of real estate (2)	3	37,887	(37,884)	(100.0)%
Net income	8,711	50,209	(41,498)	(82.7)%
Less: Net (income) / loss attributable to noncontrolling interest	(2)	(1)	(1)	(100.0)%
Net income attributable to Piedmont	$8,709	$50,208	$(41,499)	(82.7)%
Weighted average common shares outstanding - diluted	126,360	126,181
Net income per share available to common stockholders - diluted	$0.07	$0.40
Common stock outstanding at end of period	125,921	125,597

(1)	The presentation method used for this line is not in conformance with GAAP. To be in conformance with the current GAAP standard, the Company would need to combine amounts presented on the rental income line with amounts presented on the tenant reimbursements line and present that aggregated figure on one line entitled "rental and tenant reimbursement income." The amounts presented on this line were determined based upon the Company's interpretation of the rental charges and billing method provisions in each of the Company's lease documents.
(2)	The gain on sale of real estate for the three months ended March 31, 2019 was primarily related to the sale of One Independence Square in Washington, DC, on which the Company recorded a total gain of $33.2 million.

Piedmont Office Realty Trust, Inc.
Key Performance Indicators
Unaudited (in thousands except for per share data)

This section of our supplemental report includes non-GAAP financial measures, including, but not limited to, Earnings Before Interest, Taxes, Depreciation, and Amortization for real estate (EBITDAre), Core Earnings Before Interest, Taxes, Depreciation, and Amortization (Core EBITDA), Funds from Operations (FFO), Core Funds from Operations (Core FFO), and Adjusted Funds from Operations (AFFO). Definitions of these non-GAAP measures are provided on page 40 and reconciliations are provided beginning on page 42.

For comparison purposes, on January 1, 2020, Piedmont placed back into service one redevelopment property, Two Pierce Place in Itasca, IL. The building was approximately 42% leased at the time it was placed back into service. No other properties were placed back into service during any of the periods presented.

	Three Months Ended
Selected Operating Data	3/31/2020	12/31/2019	9/30/2019	6/30/2019	3/31/2019

Percent leased (1)	89.6%	91.2%	91.9%	92.6%	93.3%
Percent leased - economic (1) (2)	84.0%	85.5%	86.4%	85.9%	85.9%
Total revenues	$137,171	$134,153	$135,421	$130,668	$132,936
Net income attributable to Piedmont	$8,709	$162,478	$8,422	$8,153	$50,208
Core EBITDA	$75,467	$73,671	$73,100	$69,774	$72,018
Core FFO applicable to common stock	$59,875	$58,591	$56,743	$54,451	$56,315
Core FFO per share - diluted	$0.47	$0.46	$0.45	$0.43	$0.45
AFFO applicable to common stock	$18,557	$34,906	$36,662	$42,370	$51,778
Gross regular dividends (3)	$26,443	$26,415	$26,415	$26,415	$26,375
Regular dividends per share (3)	$0.21	$0.21	$0.21	$0.21	$0.21
Selected Balance Sheet Data
Total real estate assets, net	$3,295,278	$2,942,510	$3,148,826	$2,952,090	$2,885,497
Total assets	$3,920,816	$3,516,757	$3,751,931	$3,525,367	$3,433,442
Total liabilities	$2,137,099	$1,697,783	$2,071,148	$1,822,392	$1,709,920
Ratios & Information for Debt Holders
Core EBITDA margin (4)	55.0%	54.9%	54.0%	53.4%	54.2%
Fixed charge coverage ratio (5)	4.8 x	4.7 x	4.3 x	4.4 x	4.4 x
Average net debt to Core EBITDA (6)	5.7 x	5.4 x	6.0 x	5.8 x	5.8 x
Total gross real estate assets	$4,199,132	$3,818,287	$4,060,010	$3,857,635	$3,773,844
Net debt (7)	$1,930,834	$1,473,301	$1,874,929	$1,661,060	$1,568,482

(1)	Please refer to page 28 for additional leased percentage information.
(2)	Economic leased percentage excludes the square footage associated with executed but not commenced leases for currently vacant spaces and the square footage associated with tenants receiving rental abatements (after proportional adjustments for tenants receiving only partial rental abatements). Due to variations in rental abatement structures whereby some abatements are provided for the first few months of each lease year as opposed to being provided entirely at the beginning of the lease, there will be variability to the economic leased percentage over time as abatements commence and expire. Please see the Future Lease Commencements and Abatements section of Financial Highlights for details on near-term abatements for large leases.
(3)	Dividends are reflected in the quarter in which the record date occurred.
(4)	Core EBITDA margin is calculated as Core EBITDA divided by total revenues.
(5)	The fixed charge coverage ratio is calculated as Core EBITDA divided by the sum of interest expense, principal amortization, capitalized interest and preferred dividends. The Company had no preferred dividends during any of the periods presented; the Company had capitalized interest of $176,040 for the quarter ended March 31, 2020, $502,646 for the quarter ended December 31, 2019, $542,505 for the quarter ended September 30, 2019, $562,449 for the quarter ended June 30, 2019, and $527,551 for the quarter ended March 31, 2019; the Company had principal amortization of $175,383 for the quarter ended March 31, 2020, $345,948 for the quarter ended December 31, 2019, $255,303 for the quarter ended September 30, 2019, $251,793 for the quarter ended June 30, 2019, and $165,936 for the quarter ended March 31, 2019.
(6)	For the purposes of this calculation, we annualize the period's Core EBITDA and use the average daily balance of debt outstanding during the period, less cash and cash equivalents and escrow deposits and restricted cash as of the end of the period.
(7)	Net debt is calculated as the total principal amount of debt outstanding minus cash and cash equivalents and escrow deposits and restricted cash as of the end of the period.

Piedmont Office Realty Trust, Inc.
Funds From Operations, Core Funds From Operations and Adjusted Funds From Operations
Unaudited (in thousands except for per share data)

	Three Months Ended
	3/31/2020	3/31/2019

GAAP net income applicable to common stock	$8,709	$50,208
Depreciation (1) (2)	27,551	26,309
Amortization (1)	23,618	17,685
Impairment loss (1)	—	—
Loss / (gain) on sale of properties (1)	(3)	(37,887)
NAREIT funds from operations and core funds from operations applicable to common stock	59,875	56,315
Adjustments:
Amortization of debt issuance costs, fair market adjustments on notes payable, and discount on senior notes	577	523
Depreciation of non real estate assets	325	208
Straight-line effects of lease revenue (1)	(6,785)	(2,683)
Stock-based compensation adjustments	2,300	2,780
Amortization of lease-related intangibles (1)	(2,973)	(1,998)
Non-incremental capital expenditures (3)	(34,762)	(3,367)
Adjusted funds from operations applicable to common stock	$18,557	$51,778

Weighted average common shares outstanding - diluted	126,360	126,181

Funds from operations per share (diluted)	$0.47	$0.45
Core funds from operations per share (diluted)	$0.47	$0.45

Common stock outstanding at end of period	125,921	125,597

(1)	Includes our proportionate share of amounts attributable to consolidated properties.
(2)	Excludes depreciation of non real estate assets.
(3)
Non-incremental capital expenditures are defined on page 40. Non-incremental capital expenditures for the three months ended March 31, 2020 include approximately $18.5 million of leasing commissions, with the largest contributor to that amount being the leasing commissions related to the 20-year, approximately 500,000 square foot lease renewal with the State of New York at 60 Broad Street in New York, NY.

Piedmont Office Realty Trust, Inc.
Same Store Net Operating Income (Cash Basis)
Unaudited (in thousands)

	Three Months Ended
	3/31/2020	3/31/2019
Net income attributable to Piedmont	$8,709	$50,208
Net income / (loss) attributable to noncontrolling interest	2	1
Interest expense (1)	15,264	15,493
Depreciation (1)	27,877	26,518
Amortization (1)	23,618	17,685
Loss / (gain) on sale of properties (1)	(3)	(37,887)
EBITDAre and Core EBITDA (2)	75,467	72,018
General & administrative expenses (1)	8,643	9,368
Management fee revenue (3)	(395)	(1,822)
Other (income) / expense (1) (4)	67	(62)
Straight-line effects of lease revenue (1)	(6,785)	(2,683)
Amortization of lease-related intangibles (1)	(2,973)	(1,998)
Property net operating income (cash basis)	74,024	74,821

Deduct net operating (income) / loss from:
Acquisitions (5)	(8,105)	—
Dispositions (6)	267	(10,089)
Other investments (7)	(82)	(39)
Same store net operating income (cash basis)	$66,104	$64,693
Change period over period	2.2%	N/A

(1)	Includes our proportionate share of amounts attributable to consolidated properties.
(2)
The Company has historically recognized approximately $2 to $3 million of termination income on an annual basis (over the last 5 years). Given the size of its asset base and the number of tenants with which it conducts business, Piedmont considers termination income of that magnitude to be a normal part of its operations and a recurring part of its revenue stream; however, the recognition of termination income is typically variable between quarters and throughout any given year and is dependent upon when during the year the Company receives termination notices from tenants. During the three months ended March 31, 2020, Piedmont recognized $0.6 million in termination income, as compared with $1.8 million during the same period in 2019 and $0.6 million during the prior quarter.

(3)	Presented net of related operating expenses incurred to earn the revenue; therefore, the information presented on this line will not tie to the data presented on the income statements.
(4)	Figures presented on this line may not tie back to the relevant sources as some activity is attributable to property operations and is, therefore, presented in property net operating income.
(5)	Acquisitions consist of Galleria 100 and land in Atlanta, GA, purchased on May 6, 2019; Galleria 400, Galleria 600 and land in Atlanta, GA, purchased on August 23, 2019; and One Galleria Tower, Two Galleria Tower, Three Galleria Tower and land in Dallas, TX, purchased on February 12, 2020.
(6)	Dispositions consist of One Independence Square in Washington, D.C., sold on February 28, 2019; The Dupree in Atlanta, GA, sold on September 4, 2019; and 500 West Monroe Street in Chicago, IL, sold on October 28, 2019.
(7)
Other investments consist of active out-of-service redevelopment and development projects, land, and recently completed redevelopment and development projects for which some portion of operating expenses were capitalized during the current and/or prior year reporting periods. Additional information on our land holdings can be found on page 39. The operating results from Two Pierce Place in Itasca, IL, are included in this line item.

Piedmont Office Realty Trust, Inc.
Same Store Net Operating Income (Cash Basis)
Unaudited (in thousands)

Same Store Net Operating Income (Cash Basis)
Contributions from Strategic Operating Markets	Three Months Ended
	3/31/2020		3/31/2019
	$	%	$	%
Boston	$10,267	15.5	$9,697	15.0
Washington, D.C. (1)	9,709	14.7	8,430	13.0
Minneapolis	9,236	14.0	9,368	14.5
New York (2)	8,898	13.5	11,060	17.1
Orlando	8,236	12.4	8,408	13.0
Atlanta (3)	7,922	12.0	8,897	13.7
Dallas (4)	7,872	11.9	6,342	9.8
Other (5)	3,964	6.0	2,491	3.9
Total	$66,104	100.0	$64,693	100.0

NOTE:	The Company has provided disaggregated financial data for informational purposes for readers; however, regardless of the presentation approach used, we continue to evaluate and utilize our consolidated financial results in making operating decisions, allocating resources, and assessing our performance.
(1)	The increase in Washington, D.C. Same Store Net Operating Income for the three months ended March 31, 2020 as compared to the same period in 2019 was primarily due to increased economic occupancy at 1201 Eye Street and 400 Virginia Avenue, both located in Washington, D.C., and Arlington Gateway and 3100 Clarendon Boulevard, both located in Arlington, VA. Partially offsetting the increase in Same Store Net Operating Income for the three months ended March 31, 2020 was the recognition of lease termination income during the first quarter of 2019 at 400 Virginia Avenue and 1225 Eye Street, both located in Washington, D.C.
(2)	The decrease in New York Same Store Net Operating Income for the three months ended March 31, 2020 as compared to the same period in 2019 was primarily attributable to decreased occupancy and a rental rate roll down at 60 Broad Street in New York, NY.
(3)	The decrease in Atlanta Same Store Net Operating Income for the three months ended March 31, 2020 as compared to the same period in 2019 was primarily due to rental abatements on two new leases at 1155 Perimeter Center West in Atlanta, GA.
(4)	The increase in Dallas Same Store Net Operating Income for the three months ended March 31, 2020 as compared to the same period in 2019 was primarily due to increased economic occupancy associated with the cash rent commencement for a whole-building lease at 6011 Connection Drive and the recognition of lease termination income during the first quarter of 2020 at Las Colinas Corporate Center I, both located in Irving, TX.
(5)	The increase in Other Same Store Net Operating Income for the three months ended March 31, 2020 as compared to the same period in 2019 was primarily attributable to increased economic occupancy at 1430 Enclave Parkway in Houston, TX.

Piedmont Office Realty Trust, Inc.
Same Store Net Operating Income (Accrual Basis)
Unaudited (in thousands)

	Three Months Ended
	3/31/2020	3/31/2019
Net income attributable to Piedmont	$8,709	$50,208
Net income / (loss) attributable to noncontrolling interest	2	1
Interest expense (1)	15,264	15,493
Depreciation (1)	27,877	26,518
Amortization (1)	23,618	17,685
Loss / (gain) on sale of properties (1)	(3)	(37,887)
EBITDAre and Core EBITDA (2)	75,467	72,018
General & administrative expenses (1)	8,643	9,368
Management fee revenue (3)	(395)	(1,822)
Other (income) / expense (1) (4)	67	(62)
Property net operating income (accrual basis)	83,782	79,502

Deduct net operating (income) / loss from:
Acquisitions (5)	(10,268)	—
Dispositions (6)	267	(8,675)
Other investments (7)	(62)	(50)
Same store net operating income (accrual basis)	$73,719	$70,777
Change period over period	4.2%	N/A

(1)	Includes our proportionate share of amounts attributable to consolidated properties.
(2)	The Company has historically recognized approximately $2 to $3 million of termination income on an annual basis (over the last 5 years). Given the size of its asset base and the number of tenants with which it conducts business, Piedmont considers termination income of that magnitude to be a normal part of its operations and a recurring part of its revenue stream; however, the recognition of termination income is typically variable between quarters and throughout any given year and is dependent upon when during the year the Company receives termination notices from tenants. During the three months ended March 31, 2020, Piedmont recognized $0.6 million in termination income, as compared with $1.8 million during the same period in 2019 and $0.6 million during the prior quarter.
(3)	Presented net of related operating expenses incurred to earn the revenue; therefore, the information presented on this line will not tie to the data presented on the income statements.
(4)	Figures presented on this line may not tie back to the relevant sources as some activity is attributable to property operations and is, therefore, presented in property net operating income.
(5)	Acquisitions consist of Galleria 100 and land in Atlanta, GA, purchased on May 6, 2019; Galleria 400, Galleria 600 and land in Atlanta, GA, purchased on August 23, 2019; and One Galleria Tower, Two Galleria Tower, Three Galleria Tower and land in Dallas, TX, purchased on February 12, 2020.
(6)	Dispositions consist of One Independence Square in Washington, D.C., sold on February 28, 2019; The Dupree in Atlanta, GA, sold on September 4, 2019; and 500 West Monroe Street in Chicago, IL, sold on October 28, 2019.
(7)
Other investments consist of active out-of-service redevelopment and development projects, land, and recently completed redevelopment and development projects for which some portion of operating expenses were capitalized during the current and/or prior year reporting periods. Additional information on our land holdings can be found on page 39. The operating results from Two Pierce Place in Itasca, IL, are included in this line item.

Piedmont Office Realty Trust, Inc.
Same Store Net Operating Income (Accrual Basis)
Unaudited (in thousands)

Same Store Net Operating Income (Accrual Basis)
Contributions from Strategic Operating Markets	Three Months Ended
	3/31/2020		3/31/2019
	$	%	$	%
New York (1)	$11,114	15.1	$10,027	14.2
Boston	10,698	14.5	11,163	15.8
Washington, D.C.	10,440	14.2	10,640	15.0
Atlanta	9,388	12.7	9,356	13.2
Orlando	8,956	12.1	9,175	13.0
Minneapolis	8,699	11.8	8,894	12.6
Dallas (2)	7,794	10.6	7,104	10.0
Other (3)	6,630	9.0	4,418	6.2
Total	$73,719	100.0	$70,777	100.0

NOTE:	The Company has provided disaggregated financial data for informational purposes for readers; however, regardless of the presentation approach used, we continue to evaluate and utilize our consolidated financial results in making operating decisions, allocating resources, and assessing our performance.
(1)	The increase in New York Same Store Net Operating Income for the three months ended March 31, 2020 as compared to the same period in 2019 was primarily due to increased rental income attributable to the State of New York lease renewal at a higher rental rate at 60 Broad Street in New York, NY.
(2)	The increase in Dallas Same Store Net Operating Income for the three months ended March 31, 2020 as compared to the same period in 2019 was primarily due to increased rental income resulting from the commencement of the final portion of a whole-building lease at 6011 Connection Drive, along with the recognition of approximately $0.5 million of net lease termination income during the first quarter of 2020 at Las Colinas Corporate Center I, both located in Irving, TX.
(3)	The increase in Other Same Store Net Operating Income for the three months ended March 31, 2020 as compared to the same period in 2019 was primarily due to increased rental income from the commencement of the full-building lease at Enclave Place, as well as the expiration of the operating expense recovery abatement related to the lease renewal and expansion of the building's primary tenant at 1430 Enclave Parkway, both located in Houston, TX.

Piedmont Office Realty Trust, Inc.
Capitalization Analysis
Unaudited (in thousands except for per share data)

	With Pro Forma Adjustments for
	the Acquisition of Dallas Galleria	As of	As of
	and the Sale of 1901 Market Street	March 31, 2020	December 31, 2019

Market Capitalization
Common stock price		$17.66	$22.24
Total shares outstanding		125,921	125,783
Equity market capitalization (1)		$2,223,758	$2,797,423
Total debt - principal amount outstanding (excludes premiums, discounts, and deferred financing costs)		$1,940,512	$1,488,687
Total market capitalization (1)		$4,164,270	$4,286,110
Total debt / Total market capitalization (1)	approximately 42% (2)	46.6%	34.7%
Ratios & Information for Debt Holders
Total gross assets (3)		$5,009,158	$4,574,815
Total debt / Total gross assets (3)	approximately 34% (2)	38.7%	32.5%
Average net debt to Core EBITDA (4)	mid 5x's (2)	5.7 x	5.4 x

(1)	Reflects common stock closing price, shares outstanding, and outstanding debt as of the end of the reporting period, as appropriate.
(2)	The metric presents certain financial information about the Company as of March 31, 2020 on a pro forma basis giving effect to the completion of the sale of 1901 Market Street in Philadelphia, PA, and the use of the sale proceeds net of customary closing costs to repay the related $160 million mortgage as well as outstanding indebtedness under the Company’s revolving line of credit. The average net debt to Core EBITDA pro forma calculation assumes a full quarter's loss of EBITDA attributable to 1901 Market Street and a full quarter's contribution of EBITDA from each of One Galleria Tower, Two Galleria Tower and Three Galleria Tower, all located in Dallas, TX, which were acquired in February 2020. The information has been presented to show the anticipated impact of this asset sale transaction on certain of the Company’s statistical measures; however, the information is not intended to present the Company’s operating results on a pro forma basis giving effect to the actions listed above and does not contain all of the information required in connection with pro forma financial statements prepared pursuant to Article 11 of Regulation S-X. Therefore, future results may differ from these pro forma calculations. Additional information on the disposition transaction can be found in the Dispositions section of Financial Highlights. Pro forma financial statements reflecting, among other items, the sale of 1901 Market Street in Philadelphia, PA, can be found in the Company's Current Report on Form 8-K filed on April 27, 2020.
(3)	Total gross assets is defined as total assets with the add-back of accumulated depreciation and accumulated amortization related to real estate assets and accumulated amortization related to deferred lease costs.
(4)	For the purposes of this calculation, we annualize the Core EBITDA for the quarter and use the average daily balance of debt outstanding during the quarter, less cash and cash equivalents and escrow deposits and restricted cash as of the end of the quarter.

Piedmont Office Realty Trust, Inc.
Debt Summary
As of March 31, 2020
Unaudited ($ in thousands)

Floating Rate & Fixed Rate Debt
Debt (1)	Principal Amount Outstanding		Weighted Average Stated Interest Rate (2)	Weighted Average Maturity

Floating Rate	$902,000	(3)	1.99%	25.5 months

Fixed Rate	1,038,512		3.89%	41.6 months

Total	$1,940,512		3.01%	34.1 months

Unsecured & Secured Debt
Debt (1)	Principal Amount Outstanding	Weighted Average Stated Interest Rate (2)	Weighted Average Maturity

Unsecured	$1,752,000	2.92%	35.0 months

Secured	188,512	3.79%	25.6 months

Total	$1,940,512	3.01%	34.1 months

Debt Maturities (4)
Maturity Year	Secured Debt - Principal Amount Outstanding (1)		Unsecured Debt - Principal Amount Outstanding (1)	Weighted Average Stated Interest Rate (2)	Percentage of Total

2020	—		—	N/A	—%
2021	28,512		300,000	2.08%	16.9%
2022	160,000	(5)	300,000	2.73%	23.7%
2023	—		502,000	2.94%	25.9%
2024	—		400,000	4.45%	20.6%
2025 +	—		250,000	2.56%	12.9%

Total	$188,512		$1,752,000	3.01%	100.0%

(1)	All of Piedmont's outstanding debt as of March 31, 2020 was interest-only debt with the exception of the $28.5 million of outstanding debt associated with 5 Wall Street located in Burlington, MA.
(2)	Weighted average stated interest rate is calculated based upon the principal amounts outstanding.
(3)	The amount of floating rate debt is comprised of the $152 million outstanding balance as of March 31, 2020 on the $500 million unsecured revolving credit facility, the $150 million in principal amount of the $250 million unsecured term loan that remained unhedged as of March 31, 2020, the entire principal balance of the $300 million unsecured term loan that closed in 2011 and the entire principal balance of the $300 million unsecured term loan that closed in 2020. The $250 million unsecured term loan that closed in 2018 has a stated variable rate. However, Piedmont entered into $100 million in notional amount of seven-year interest rate swap agreements resulting in an effectively fixed interest rate for $100 million in principal amount of the term loan (at 3.56% effective as of March 30, 2020, assuming no credit rating change for the Company) through the loan's maturity date of March 31, 2025. Additional details regarding the floating rate debt can be found on the following page.
(4)	For loans which provide extension options that are conditional solely upon the Company providing proper notice to the loan's administrative agent and the payment of an extension fee, the final extended maturity date is reflected herein.
(5)	The Company has entered into a binding agreement to sell the property securing this debt; the $160 million of mortgage debt is expected to be repaid at the time of sale of the property in the middle of 2020.

Piedmont Office Realty Trust, Inc.
Debt Detail
Unaudited ($ in thousands)

Facility (1)	Property	Stated Rate		Maturity	Principal Amount Outstanding as of March 31, 2020

Secured
$35.0 Million Fixed-Rate Loan (2)	5 Wall Street	5.55%	(3)	9/1/2021	$28,512
$160.0 Million Fixed-Rate Loan (4)	1901 Market Street	3.48%	(4)	7/5/2022	160,000
Subtotal / Weighted Average (5)		3.79%			$188,512

Unsecured
$300.0 Million Unsecured 2011 Term Loan	N/A	1.75%	(6)	11/30/2021	$300,000
$300.0 Million Unsecured 2020 Term Loan (7)	N/A	2.33%	(8)	3/11/2022	300,000
$350.0 Million Unsecured Senior Notes	N/A	3.40%	(9)	6/1/2023	350,000
$500.0 Million Unsecured Line of Credit (10)	N/A	1.89%	(11)	9/29/2023	152,000
$400.0 Million Unsecured Senior Notes	N/A	4.45%	(12)	3/15/2024	400,000
$250.0 Million Unsecured Term Loan	N/A	2.56%	(13)	3/31/2025	250,000
Subtotal / Weighted Average (5)		2.92%			$1,752,000

Total Debt - Principal Amount Outstanding / Weighted Average Stated Rate (5)		3.01%			$1,940,512
GAAP Accounting Adjustments (14)					(7,828)
Total Debt - GAAP Amount Outstanding					$1,932,684

(1)	All of Piedmont’s outstanding debt as of March 31, 2020, was interest-only debt with the exception of the $28.5 million of outstanding debt associated with 5 Wall Street located in Burlington, MA.
(2)	The loan is amortizing based on a 25-year amortization schedule.
(3)	The loan has a stated interest rate of 5.55%; however, upon acquiring 5 Wall Street and assuming the loan, the Company marked the debt to its estimated fair value as of that time, resulting in an effective interest rate of 3.75%.
(4)	The stated interest rate on the $160 million fixed-rate loan is 3.48%. After the application of interest rate hedges, the effective cost of the financing is approximately 3.58%. The mortgage loan is expected to be paid off in the middle of 2020 at the time of sale of the related property.
(5)	Weighted average is based on the principal amounts outstanding and interest rates at March 31, 2020.
(6)	The $300 million unsecured 2011 term loan has a variable interest rate. Piedmont may select from multiple interest rate options, including the prime rate and various length LIBOR locks. The base interest rate associated with each LIBOR interest period selection is subject to an additional spread (1.00% as of March 31, 2020) over the selected interest rate based on Piedmont's then current credit rating.
(7)	The $300 million unsecured 2020 term loan was funded on March 24, 2020 and has an initial maturity date of March 12, 2021; however, there are two, six-month extension options available under the financing providing for a total extension of up to one year to March 11, 2022. The final extended maturity date is presented on this schedule.
(8)	The $300 million unsecured 2020 term loan has a variable interest rate. Piedmont may select from multiple interest rate options, including the prime rate and various length LIBOR locks. The base interest rate associated with each LIBOR interest period selection is subject to an additional spread (1.40% as of March 31, 2020) over the selected interest rate based on Piedmont's then current credit rating.
(9)	The $350 million unsecured senior notes were offered for sale at 99.601% of the principal amount. The resulting effective cost of the financing is approximately 3.45% before the consideration of transaction costs and proceeds from interest rate hedges. After the application of proceeds from interest rate hedges, the effective cost of the financing is approximately 3.43%.
(10)	All of Piedmont’s outstanding debt as of March 31, 2020 was term debt with the exception of $152 million outstanding on our unsecured revolving credit facility. The $500 million unsecured revolving credit facility has an initial maturity date of September 30, 2022; however, there are two, six-month extension options available under the facility providing for a total extension of up to one year to September 29, 2023. The final extended maturity date is presented on this schedule.
(11)	The interest rate presented for the $500 million unsecured revolving credit facility is the weighted average interest rate for all outstanding draws as of March 31, 2020. Piedmont may select from multiple interest rate options with each draw under the facility, including the prime rate and various length LIBOR locks. The base interest rate associated with each LIBOR interest period selection is subject to an additional spread (0.90% as of March 31, 2020) based on Piedmont’s then current credit rating.
(12)	The $400 million unsecured senior notes were offered for sale at 99.791% of the principal amount. The resulting effective cost of the financing is approximately 4.48% before the consideration of transaction costs and proceeds from interest rate hedges. After the application of proceeds from interest rate hedges, the effective cost of the financing is approximately 4.10%.
(13)	The $250 million unsecured term loan that closed in 2018 has a stated variable interest rate; however, Piedmont entered into $100 million in notional amount of seven-year interest rate swap agreements that effectively fixed the interest rate on $100 million of the term loan (at 3.56% effective as of March 30, 2020, assuming no credit rating change for the Company) through the loan's maturity date of March 31, 2025. For the portion of the loan that continues to have a variable interest rate, Piedmont may select from multiple interest rate options, including the prime rate and various length LIBOR locks. The base interest rate associated with each LIBOR interest period selection is subject to an additional spread (0.95% as of March 31, 2020) based on Piedmont's then current credit rating.
(14)	The GAAP accounting adjustments relate to original issue discounts, third-party fees, and lender fees resulting from the procurement processes for our various debt facilities, along with debt fair value adjustments associated with the assumed 5 Wall Street debt. The original issue discounts and fees, along with the debt fair value adjustments, are amortized to interest expense over the contractual term of the related debt.

Piedmont Office Realty Trust, Inc.
Debt Covenant & Ratio Analysis (for Debt Holders)
As of March 31, 2020
Unaudited

		Three Months Ended
Bank Debt Covenant Compliance (1)	Required	3/31/2020	12/31/2019	9/30/2019	6/30/2019	3/31/2019

Maximum leverage ratio	0.60	0.38	0.31	0.37	0.34	0.32
Minimum fixed charge coverage ratio (2)	1.50	4.14	4.12	4.07	4.07	4.05
Maximum secured indebtedness ratio	0.40	0.04	0.04	0.04	0.04	0.04
Minimum unencumbered leverage ratio	1.60	2.71	3.39	2.74	3.02	3.28
Minimum unencumbered interest coverage ratio (3)	1.75	4.74	4.70	4.60	4.60	4.50

		Three Months Ended
Bond Covenant Compliance (4)	Required	3/31/2020	12/31/2019	9/30/2019	6/30/2019	3/31/2019

Total debt to total assets	60% or less	46.0%	38.8%	46.3%	43.1%	41.6%
Secured debt to total assets	40% or less	4.5%	4.9%	4.6%	4.9%	5.0%
Ratio of consolidated EBITDA to interest expense	1.50 or greater	4.88	4.80	4.73	4.77	4.76
Unencumbered assets to unsecured debt	150% or greater	224%	273%	223%	242%	252%

	Three Months Ended	Twelve Months Ended
Other Debt Coverage Ratios for Debt Holders	March 31, 2020	December 31, 2019

Average net debt to core EBITDA (5)	5.7 x	5.8 x
Fixed charge coverage ratio (6)	4.8 x	4.5 x
Interest coverage ratio (7)	4.9 x	4.5 x

(1)	Bank debt covenant compliance calculations relate to specific calculations detailed in the relevant credit agreements.
(2)	Defined as EBITDA for the trailing four quarters (including the Company's share of EBITDA from unconsolidated interests), excluding one-time or non-recurring gains or losses, less a $0.15 per square foot capital reserve, and excluding the impact of straight line rent leveling adjustments and amortization of intangibles divided by the Company's share of fixed charges, as more particularly described in the credit agreements. This definition of fixed charge coverage ratio as prescribed by our credit agreements is different from the fixed charge coverage ratio definition employed elsewhere within this report.
(3)	Defined as net operating income for the trailing four quarters for unencumbered assets (including the Company's share of net operating income from partially-owned entities and subsidiaries that are deemed to be unencumbered) less a $0.15 per square foot capital reserve divided by the Company's share of interest expense associated with unsecured financings only, as more particularly described in the credit agreements.
(4)	Bond covenant compliance calculations relate to specific calculations prescribed in the relevant debt agreements. Please refer to the Indenture dated May 9, 2013, and the Indenture and the Supplemental Indenture dated March 6, 2014, for detailed information about the calculations.
(5)	For the purposes of this calculation, we use the average daily balance of debt outstanding during the period, less cash and cash equivalents and escrow deposits and restricted cash as of the end of the period.
(6)	Fixed charge coverage ratio is calculated as Core EBITDA divided by the sum of interest expense, principal amortization, capitalized interest and preferred dividends. The Company had no preferred dividends during the periods ended March 31, 2020 and December 31, 2019. The Company had capitalized interest of $176,040 for the three months ended March 31, 2020 and $2,135,150 for the twelve months ended December 31, 2019. The Company had principal amortization of $175,383 for the three months ended March 31, 2020 and $1,018,979 for the twelve months ended December 31, 2019.
(7)
Interest coverage ratio is calculated as Core EBITDA divided by the sum of interest expense and capitalized interest. The Company had capitalized interest of $176,040 for the three months ended March 31, 2020 and $2,135,150 for the twelve months ended December 31, 2019.

Piedmont Office Realty Trust, Inc.
Tenant Diversification (1)
As of March 31, 2020
(in thousands except for number of properties)

Tenant	Credit Rating (2)	Number of Properties	Lease Expiration (3)	Annualized Lease Revenue	Percentage of Annualized Lease Revenue (%)	Leased Square Footage	Percentage of Leased Square Footage (%)
US Bancorp	A+ / A1	3	2023 - 2024	$26,424	4.8	787	4.9
State of New York	AA+ / Aa1	1	2024 / 2039	25,249	4.5	504	3.1
Independence Blue Cross	No Rating Available	1	2033	19,478	3.5	801	5.0
Amazon	AA- / A2	3	2024 - 2025	13,564	2.4	337	2.1
City of New York	AA / Aa1	1	2020	11,409	2.1	313	1.9
Transocean	CCC+ / Caa1	1	2036	10,075	1.8	301	1.9
Harvard University	AAA / Aaa	2	2032 / 2033	8,406	1.5	129	0.8
Raytheon	A- / Baa1	2	2024	8,277	1.5	440	2.7
Schlumberger Technology	A / A1	1	2028	7,857	1.4	254	1.6
Gartner	BB / Ba2	2	2034	7,317	1.3	207	1.3
VMware, Inc.	BBB- / Baa2	1	2027	6,659	1.2	215	1.3
Nuance Communications	BB- / Ba3	1	2030	6,649	1.2	201	1.2
First Data Corporation / subsidiary of Fiserv	BBB / Baa2	1	2027	6,496	1.2	195	1.2
Epsilon Data Management / subsidiary of Publicis	BBB / Baa2	1	2026	6,376	1.1	222	1.4
Ryan, Inc.	No Rating Available	1	2023	6,234	1.1	170	1.1
CVS Caremark	BBB / Baa2	1	2022	6,100	1.1	208	1.3
Applied Predictive Technologies / subsidiary of MasterCard	A+ / A1	1	2028	6,052	1.1	133	0.8
WeWork	CCC+ / NR	3	2035 - 2036	5,883	1.1	173	1.1
International Food Policy Research Institute	No Rating Available	1	2029	5,872	1.1	102	0.6
Bank of America	A- / A2	5	2020 - 2025	5,696	1.0	123	0.8
Other			Various	355,261	64.0	10,286	63.9
Total				$555,334	100.0	16,101	100.0

(1)	This schedule presents all tenants contributing 1.0% or more to Annualized Lease Revenue.
(2)	Credit rating may reflect the credit rating of the parent or a guarantor. When available, both the Standard & Poor's credit rating and the Moody's credit rating are provided. The absence of a credit rating for a tenant is not an indication of the creditworthiness of the tenant; in most cases, the lack of a credit rating reflects that the tenant has not sought such a rating.
(3)	Unless otherwise indicated, Lease Expiration represents the expiration year of the majority of the square footage leased by the tenant.

Piedmont Office Realty Trust, Inc.
Tenant Diversification
As of March 31, 2020

Percentage of Annualized Leased Revenue (%)
March 31, 2020 as compared to December 31, 2019

Piedmont Office Realty Trust, Inc.
Tenant Credit Rating & Lease Distribution Information
As of March 31, 2020

Tenant Credit Rating (1)

Rating Level	Annualized Lease Revenue (in thousands)	Percentage of Annualized Lease Revenue (%)

AAA / Aaa	$19,174	3.5
AA / Aa	56,428	10.2
A / A	94,713	17.1
BBB / Baa	51,723	9.3
BB / Ba	34,703	6.2
B / B	14,141	2.5
Below	21,713	3.9
Not rated (2)	262,739	47.3
Total	$555,334	100.0

Lease Distribution

Lease Size	Number of Leases	Percentage of Leases (%)	Annualized Lease Revenue (in thousands)	Percentage of Annualized Lease Revenue (%)	Leased Square Footage (in thousands)	Percentage of Leased Square Footage (%)

2,500 or Less	346	34.8	$24,634	4.5	265	1.7
2,501 - 10,000	361	36.3	66,642	12.0	1,862	11.6
10,001 - 20,000	116	11.7	54,610	9.8	1,592	9.9
20,001 - 40,000	86	8.6	83,986	15.1	2,389	14.8
40,001 - 100,000	51	5.1	112,056	20.2	3,145	19.5
Greater than 100,000	35	3.5	213,406	38.4	6,848	42.5
Total	995	100.0	$555,334	100.0	16,101	100.0

(1)	Credit rating may reflect the credit rating of the parent or a guarantor. Where differences exist between the Standard & Poor's credit rating for a tenant and the Moody's credit rating for a tenant, the higher credit rating is selected for this analysis.
(2)	The classification of a tenant as "not rated" is not an indication of the creditworthiness of the tenant; in most cases, the lack of a credit rating reflects that the tenant has not sought such a rating. Included in this category are such tenants as Independence Blue Cross, Piper Sandler, Brother International, and RaceTrac Petroleum.

Piedmont Office Realty Trust, Inc.
Leased Percentage Information
(in thousands)

	Three Months Ended			Three Months Ended
	March 31, 2020			March 31, 2019
	Leased Square Footage	Rentable Square Footage	Percent Leased (1)	Leased Square Footage	Rentable Square Footage	Percent Leased (1)
As of December 31, 20xx	14,633	16,046	91.2%	15,128	16,208	93.3%
Properties placed in service (2)	204	487		—	—
Restated As of December 31, 20xx	14,837	16,533	89.7%	15,128	16,208	93.3%
Leases signed during the period	417			799
Less:
Lease renewals signed during period	(297)			(642)
New leases signed during period for currently occupied space	(33)			(64)
Leases expired during period and other	(190)	(3)		(91)	2
Subtotal	14,734	16,530	89.1%	15,130	16,210	93.3%
Acquisitions during period (2)	1,367	1,435		—	—
Dispositions during period (2)	—	—		(313)	(334)
As of March 31, 20xx	16,101	17,965	89.6%	14,817	15,876	93.3%

Same Store Analysis
Less acquisitions / dispositions after March 31, 2019 and developments / out-of-service redevelopments (2) (3)	(2,652)	(3,197)	83.0%	(1,102)	(1,105)	99.7%
Same Store Leased Percentage	13,449	14,768	91.1%	13,715	14,771	92.9%

(1)	Calculated as square footage associated with commenced leases as of period end with the addition of square footage associated with uncommenced leases for spaces vacant as of period end, divided by total rentable square footage as of period end, expressed as a percentage.
(2)	For additional information on acquisitions and dispositions completed during the last year and current developments and out-of-service redevelopments, please refer to pages 38 and 39, respectively.
(3)	Dispositions completed during the previous twelve months are deducted from the previous period data and acquisitions completed during the previous twelve months are deducted from the current period data. Redevelopments that commenced during the previous twelve months that were taken out of service are deducted from the previous period data and developments and redevelopments placed in service during the previous twelve months are deducted from the current period data.

Piedmont Office Realty Trust, Inc.
Rental Rate Roll Up / Roll Down Analysis (1)
(in thousands)

	Three Months Ended
	March 31, 2020
	Square Feet	% of Total Signed During Period	% of Rentable Square Footage	% Change Cash Rents (2)	% Change Accrual Rents (3) (4)

Leases executed for spaces vacant one year or less	266	63.8%	1.5%	5.0%	15.4%
Leases executed for spaces excluded from analysis (5)	151	36.2%

(1)	The populations analyzed for this analysis consist of consolidated leases executed during the relevant period with lease terms of greater than one year. Leases associated with storage spaces, management offices, and newly acquired assets for which there is less than one year of operating history are excluded from this analysis.
(2)	For the purposes of this analysis, the last twelve months of cash paying rents of the previous leases are compared to the first twelve months of cash paying rents of the new leases in order to calculate the percentage change.
(3)	For the purposes of this analysis, the accrual basis rents of the previous leases are compared to the accrual basis rents of the new leases in order to calculate the percentage change. For newly signed leases which have variations in accrual basis rents, whether because of known future expansions, contractions, lease expense recovery structure changes, or other similar reasons, the weighted average of such varying accrual basis rents is used for the purposes of this analysis.
(4)	For leases under which a tenant may use, at its discretion, a portion of its tenant improvement allowance for expenses other than those related to improvements to its space, an assumption is made that the tenant elects to use any such portion of its tenant improvement allowance for improvements to its space prior to the commencement of its lease, unless the Company is notified otherwise by the tenant. This assumption is made based upon historical usage patterns of tenant improvement allowances by the Company's tenants.
(5)	Represents leases signed at our consolidated office assets that do not qualify for inclusion in the analysis, primarily because the spaces for which the new leases were signed had been vacant for more than one year.

Piedmont Office Realty Trust, Inc.
Lease Expiration Schedule
As of March 31, 2020
(in thousands)

Expiration Year	Annualized Lease Revenue (1)	Percentage of Annualized Lease Revenue (%)	Rentable Square Footage	Percentage of Rentable Square Footage (%)
Vacant	$—	—	1,864	10.4
2020 (2)	34,807	6.3	1,100	6.1
2021 (3)	29,061	5.2	881	4.9
2022	42,006	7.6	1,346	7.5
2023	52,548	9.5	1,631	9.1
2024	72,048	13.0	2,464	13.7
2025	51,112	9.2	1,448	8.1
2026	31,089	5.6	945	5.3
2027	43,579	7.8	1,190	6.6
2028	47,533	8.6	1,352	7.5
2029	32,525	5.8	863	4.8
2030	16,553	3.0	461	2.6
2031	5,599	1.0	144	0.8
2032	8,573	1.5	200	1.1
Thereafter	88,301	15.9	2,076	11.5
Total / Weighted Average	$555,334	100.0	17,965	100.0

Average Lease Term Remaining
3/31/2020	6.8 years
12/31/2019	7.0 years

(1)	Annualized rental income associated with each newly executed lease for currently occupied space is incorporated herein only at the expiration date for the current lease. Annualized rental income associated with each such new lease is removed from the expiry year of the current lease and added to the expiry year of the new lease. These adjustments effectively incorporate known roll ups and roll downs into the expiration schedule.
(2)	Includes leases with an expiration date of March 31, 2020, comprised of approximately 32,000 square feet and Annualized Lease Revenue of $1.1 million.
(3)	Leases and other revenue-producing agreements on a month-to-month basis, comprised of approximately 13,000 square feet and Annualized Lease Revenue of $0.4 million, are assigned a lease expiration date of a year and a day beyond the period end date.

Piedmont Office Realty Trust, Inc.
Lease Expirations by Quarter
As of March 31, 2020
(in thousands)

	Q2 2020 (1)		Q3 2020		Q4 2020		Q1 2021
Location	Expiring Square Footage	Expiring Lease Revenue (2)	Expiring Square Footage	Expiring Lease Revenue (2)	Expiring Square Footage	Expiring Lease Revenue (2)	Expiring Square Footage	Expiring Lease Revenue (2)

Atlanta	55	$1,606	99	$2,934	59	$1,446	17	$483
Boston	4	219	5	220	6	303	64	1,430
Dallas	37	811	96	2,717	61	1,461	28	821
Minneapolis	24	1,149	22	830	32	1,209	6	273
New York	438	14,158	46	1,741	13	564	2	106
Orlando	9	271	4	110	23	557	9	275
Washington, D.C.	—	—	12	517	21	1,142	3	136
Other	—	—	17	413	17	433	—	—
Total / Weighted Average (3)	567	$18,214	301	$9,482	232	$7,115	129	$3,524

(1)
Includes leases with an expiration date of March 31, 2020, comprised of approximately 32,000 square feet and expiring lease revenue of $1.1 million. No such adjustments are made to other periods presented.

(2)	Expiring Lease Revenue is calculated as expiring square footage multiplied by the gross rent per square foot of the tenant currently leasing the space.
(3)	Total expiring lease revenue in any given year will not tie to the expiring Annualized Lease Revenue presented on the Lease Expiration Schedule on the previous page as the Lease Expiration Schedule accounts for the revenue effects of newly signed leases. Reflected herein are expiring revenues based on in-place rental rates.

Piedmont Office Realty Trust, Inc.
Lease Expirations by Year
As of March 31, 2020
(in thousands)

	12/31/2020 (1)		12/31/2021		12/31/2022		12/31/2023		12/31/2024
Location	Expiring Square Footage	Expiring Lease Revenue (2)	Expiring Square Footage	Expiring Lease Revenue (2)	Expiring Square Footage	Expiring Lease Revenue (2)	Expiring Square Footage	Expiring Lease Revenue (2)	Expiring Square Footage	Expiring Lease Revenue (2)
Atlanta	213	$5,986	273	$7,980	400	$12,264	163	$5,366	387	$11,600
Boston	16	742	117	3,021	149	6,887	112	4,584	481	11,229
Dallas	193	4,989	224	7,120	532	16,100	447	15,470	235	8,234
Minneapolis	77	3,187	79	2,835	59	1,962	702	19,597	529	18,470
New York	498	16,462	30	1,640	96	2,759	22	1,357	275	8,585
Orlando	35	939	37	1,203	85	2,884	107	3,263	373	8,056
Washington, D.C.	34	1,659	112	5,610	25	1,303	74	3,655	171	8,310
Other	34	846	9	249	—	29	4	132	13	398
Total / Weighted Average (3)	1,100	$34,810	881	$29,658	1,346	$44,188	1,631	$53,424	2,464	$74,882

(1)
Includes leases with an expiration date of March 31, 2020, comprised of approximately 32,000 square feet and expiring lease revenue of $1.1 million. No such adjustments are made to other periods presented.

(2)	Expiring Lease Revenue is calculated as expiring square footage multiplied by the gross rent per square foot of the tenant currently leasing the space.
(3)
Total expiring lease revenue in any given year will not tie to the expiring Annualized Lease Revenue presented on the Lease Expiration Schedule on page 30 as the Lease Expiration Schedule accounts for the revenue effects of newly signed leases. Reflected herein are expiring revenues based on in-place rental rates.

Piedmont Office Realty Trust, Inc.
Capital Expenditures
For the quarter ended March 31, 2020
Unaudited (in thousands)

	For the Three Months Ended
	3/31/2020	12/31/2019	9/30/2019	6/30/2019	3/31/2019
Non-incremental
Building / construction / development	$7,697	$6,726	$3,452	$1,004	$1,283
Tenant improvements	8,530	10,327	5,692	6,869	1,346
Leasing costs	18,535	5,190	5,208	1,818	738
Total non-incremental	34,762	22,243	14,352	9,691	3,367
Incremental
Building / construction / development	13,833	7,722	10,147	7,453	7,536
Tenant improvements	1,789	27,952	5,096	1,625	4,865
Leasing costs	1,032	2,644	5,634	907	1,415
Total incremental	16,654	38,318	20,877	9,985	13,816
Total capital expenditures	$51,416	$60,561	$35,229	$19,676	$17,183

NOTE:	The information presented on this page is for all consolidated assets.

Piedmont Office Realty Trust, Inc.
Contractual Tenant Improvements and Leasing Commission

	Three Months Ended March 31, 2020	For the Year Ended						2016 to 2020 (Weighted Average Total)
		2019		2018		2017	2016
Renewal Leases
Square feet	296,564	2,032,452		735,969		1,198,603	880,289	5,143,877
Tenant improvements per square foot per year of lease term (1)	$3.45	$4.28		$4.15		$1.84	$1.35	$3.34
Leasing commissions per square foot per year of lease term	$1.81	$1.63		$1.69		$1.12	$1.05	$1.47
Total per square foot per year of lease term	$5.26	$5.91	(2)	$5.84	(3)	$2.96	$2.40	$4.81
New Leases
Square feet	120,325	697,880		864,113		855,069	1,065,630	3,603,017
Tenant improvements per square foot per year of lease term (1)	$5.22	$4.07		$4.58		$4.73	$5.01	$4.65
Leasing commissions per square foot per year of lease term	$2.30	$1.85		$1.73		$1.83	$1.86	$1.82
Total per square foot per year of lease term	$7.52	$5.92		$6.31	(3)	$6.56	$6.87	$6.47
Total
Square feet	416,889	2,730,332		1,600,082		2,053,672	1,945,919	8,746,894
Tenant improvements per square foot per year of lease term (1)	$4.04	$4.21		$4.46		$3.55	$3.70	$4.02
Leasing commissions per square foot per year of lease term	$1.98	$1.70		$1.72		$1.54	$1.57	$1.65
Total per square foot per year of lease term	$6.02	$5.91	(2)	$6.18	(3)	$5.09	$5.27	$5.67
Less Adjustment for Commitment Expirations (4)
Expired tenant improvements (not paid out) per square foot per year of lease term	-$0.44	-$0.05		-$0.54		-$0.44	-$0.16	-$0.28

Adjusted total per square foot per year of lease term	$5.58	$5.86		$5.64		$4.65	$5.11	$5.39

NOTE:	This information is presented for our consolidated office assets only and excludes activity associated with storage and license spaces.
(1)	For leases under which a tenant may use, at its discretion, a portion of its tenant improvement allowance for expenses other than those related to improvements to its space, an assumption is made that the tenant elects to use any such portion of its tenant improvement allowance for improvements to its space prior to the commencement of its lease, unless the Company is notified otherwise by the tenant. This assumption is made based upon historical usage patterns of tenant improvement allowances by the Company's tenants.
(2)	During 2019, we completed three large lease renewals with significant capital commitments: VMware at 1155 Perimeter Center West in Atlanta, GA, Siemens at Crescent Ridge II in Minnetonka, MN, and the State of New York at 60 Broad Street in New York, NY. If the costs associated with these leases were to be removed from the average committed capital cost calculation, the average committed capital cost per square foot per year of lease term for renewal leases and total leases completed during the twelve months ended December 31, 2019 would be $3.41 and $5.04, respectively.
(3)	During 2018, we completed two large leasing transactions in the Houston, TX market with large capital commitments: a 254,000 square foot lease renewal and expansion with Schlumberger Technology Corporation at 1430 Enclave Parkway and a 301,000 square foot, full-building lease with Transocean Offshore Deepwater Drilling at Enclave Place. If the costs associated with those leases were to be removed from the average committed capital cost calculation, the average committed capital cost per square foot per year of lease term for renewal leases, new leases and total leases completed during the twelve months ended December 31, 2018 would be $5.27, $6.02, and $5.70, respectively.
(4)	The Company has historically reported the maximum amount of capital to which it committed in leasing transactions as of the signing of the leases with no subsequent updates for variations and/or changes in tenants' uses of tenant improvement allowances. Many times, tenants do not fully use the allowances provided in their leases or let portions of their tenant improvement allowances expire. In an effort to provide additional clarity on the actual costs of completed leasing transactions, tenant improvement allowances that expired or became no longer available to tenants are disclosed in this section and are deducted from the capital commitments per square foot of leased space in the periods in which they expired in an effort to provide a better estimation of leasing transaction costs over time.

Piedmont Office Realty Trust, Inc.
Geographic Diversification
As of March 31, 2020
($ and square footage in thousands)

Location	Number of Properties	Annualized Lease Revenue	Percentage of Annualized Lease Revenue (%)	Rentable Square Footage	Percentage of Rentable Square Footage (%)	Leased Square Footage	Percent Leased (%)
Dallas	13	$104,352	18.8	3,550	19.8	3,160	89.0
Atlanta	9	91,806	16.5	3,387	18.8	3,001	88.6
Washington, D.C.	6	68,400	12.3	1,619	9.0	1,299	80.2
Minneapolis	6	67,149	12.1	2,104	11.7	1,999	95.0
New York	4	67,136	12.1	1,770	9.8	1,690	95.5
Boston	10	59,156	10.6	1,882	10.5	1,752	93.1
Orlando	6	54,288	9.8	1,754	9.8	1,641	93.6
Other	4	43,047	7.8	1,899	10.6	1,559	82.1
Total / Weighted Average	58	$555,334	100.0	17,965	100.0	16,101	89.6

Piedmont Office Realty Trust, Inc.
Geographic Diversification by Location Type
As of March 31, 2020
(square footage in thousands)

		CBD / URBAN INFILL				SUBURBAN				TOTAL
Location	State	Number of Properties	Percentage of Annualized Lease Revenue (%)	Rentable Square Footage	Percentage of Rentable Square Footage (%)	Number of Properties	Percentage of Annualized Lease Revenue (%)	Rentable Square Footage	Percentage of Rentable Square Footage (%)	Number of Properties	Percentage of Annualized Lease Revenue (%)	Rentable Square Footage	Percentage of Rentable Square Footage (%)
Dallas	TX	5	11.2	1,875	10.4	8	7.6	1,675	9.4	13	18.8	3,550	19.8
Atlanta	GA	9	16.5	3,387	18.8	—	—	—	—	9	16.5	3,387	18.8
Washington, D.C.	DC, VA	6	12.3	1,619	9.0	—	—	—	—	6	12.3	1,619	9.0
Minneapolis	MN	1	6.5	937	5.2	5	5.6	1,167	6.5	6	12.1	2,104	11.7
New York	NY, NJ	1	8.3	1,031	5.7	3	3.8	739	4.1	4	12.1	1,770	9.8
Boston	MA	2	2.4	174	1.0	8	8.2	1,708	9.5	10	10.6	1,882	10.5
Orlando	FL	4	8.1	1,445	8.1	2	1.7	309	1.7	6	9.8	1,754	9.8
Other		1	3.5	801	4.5	3	4.3	1,098	6.1	4	7.8	1,899	10.6
Total / Weighted Average		29	68.8	11,269	62.7	29	31.2	6,696	37.3	58	100.0	17,965	100.0

Piedmont Office Realty Trust, Inc.
Industry Diversification
As of March 31, 2020
($ and square footage in thousands)

				Percentage of
	Number of	Percentage of Total	Annualized Lease	Annualized Lease	Leased Square	Percentage of Leased
Industry	Tenants	Tenants (%)	Revenue	Revenue (%)	Footage	Square Footage (%)
Business Services	101	13.2	$81,790	14.7	2,411	15.0
Engineering, Accounting, Research, Management & Related Services	112	14.6	65,673	11.8	1,801	11.2
Governmental Entity	6	0.8	41,093	7.4	896	5.6
Depository Institutions	17	2.2	36,929	6.6	1,051	6.5
Insurance Carriers	21	2.7	30,467	5.5	1,136	7.1
Legal Services	71	9.3	29,400	5.3	865	5.4
Real Estate	42	5.5	25,210	4.5	752	4.7
Security & Commodity Brokers, Dealers, Exchanges & Services	51	6.7	21,579	3.9	639	4.0
Miscellaneous Retail	11	1.4	21,398	3.9	592	3.7
Oil and Gas Extraction	5	0.7	18,289	3.3	564	3.5
Holding and Other Investment Offices	28	3.7	14,621	2.6	419	2.6
Communications	48	6.3	14,315	2.6	384	2.4
Health Services	24	3.1	14,110	2.5	386	2.4
Measuring, Analyzing, And Controlling Instruments; Medical and Other Goods	7	0.9	13,175	2.4	607	3.8
Automotive Repair, Services & Parking	6	0.8	12,143	2.2	4	—
Other	216	28.1	115,142	20.8	3,594	22.1
Total	766	100.0	$555,334	100.0	16,101	100.0

NOTE:	The Company's coworking sector exposure is presented within the Real Estate industry line above. As of March 31, 2020, coworking contributes approximately 2.4% to Annualized Lease Revenue.

Piedmont Office Realty Trust, Inc.
Property Investment Activity
As of March 31, 2020
($ and square footage in thousands)

Acquisitions Over Previous Eighteen Months

Property	Market / Submarket	Acquisition Date	Percent Ownership (%)	Year Built	Purchase Price	Rentable Square Footage	Percent Leased at Acquisition (%)
9320 Excelsior Boulevard	Minneapolis / West-Southwest	10/25/2018	100	2010	$48,665	268	100
25 Burlington Mall Road	Boston / Route 128 North	12/12/2018	100	1987	74,023	288	89
Galleria 100	Atlanta / Northwest	5/6/2019	100	1982	91,624	414	91
Galleria Atlanta Land	Atlanta / Northwest	5/6/2019	100	NA	3,500	NA	NA
Galleria 400	Atlanta / Northwest	8/23/2019	100	1999	116,633	430	94
Galleria 600	Atlanta / Northwest	8/23/2019	100	2002	95,769	434	73
Galleria Atlanta Land	Atlanta / Northwest	8/23/2019	100	NA	18,800	NA	NA
One Galleria Tower	Dallas / Lower North Tollway	2/12/2020	100	1982	123,223	470	92
Two Galleria Tower	Dallas / Lower North Tollway	2/12/2020	100	1985	124,592	434	99
Three Galleria Tower	Dallas / Lower North Tollway	2/12/2020	100	1991	144,343	531	95
Galleria Dallas Land	Dallas / Lower North Tollway	2/12/2020	100	NA	4,000	NA	NA
Total / Weighted Average					$845,172	3,269	91

Dispositions Over Previous Eighteen Months

Property	Market / Submarket	Disposition Date	Percent Ownership (%)	Year Built	Sale Price	Rentable Square Footage	Percent Leased at Disposition (%)
800 North Brand Boulevard	Los Angeles / Tri-Cities	11/29/2018	100	1990	$160,000	527	90
One Independence Square	Washington, DC / Southwest	2/28/2019	100	1991	170,000	334	94
The Dupree	Atlanta / Northwest	9/4/2019	100	1997	12,650	138	35
500 West Monroe Street	Chicago / West Loop	10/28/2019	100	1991	412,000	967	100
Total / Weighted Average					$754,650	1,966	92

Piedmont Office Realty Trust, Inc.
Other Investments
As of March 31, 2020
($ and square footage in thousands)

Developable Land Parcels

Property	Market / Submarket	Adjacent Piedmont Property	Acres	Real Estate Book Value
Gavitello	Atlanta / Buckhead	The Medici	2.0	$2,652
Glenridge Highlands Three	Atlanta / Central Perimeter	Glenridge Highlands One and Two	3.0	2,015
Galleria Atlanta	Atlanta / Northwest	Galleria 100, 200, 300, 400 and 600	11.7	22,237
State Highway 161	Dallas / Las Colinas	Las Colinas Corporate Center I and II, 161 Corporate Center	4.5	3,320
Royal Lane	Dallas / Las Colinas	6011, 6021 and 6031 Connection Drive	10.6	2,834
John Carpenter Freeway	Dallas / Las Colinas	750 West John Carpenter Freeway	3.5	1,000
Galleria Dallas	Dallas / Lower North Tollway	One Galleria Tower, Two Galleria Tower, Three Galleria Tower	1.9	4,007
TownPark	Orlando / Lake Mary	400 and 500 TownPark	18.9	7,132
Total			56.1	$45,197

Piedmont Office Realty Trust, Inc.
Supplemental Definitions

Included below are definitions of various terms used throughout this supplemental report, including definitions of certain non-GAAP financial measures and the reasons why the Company’s management believes these measures provide useful information to investors about the Company’s financial condition and results of operations. Reconciliations of any non-GAAP financial measures defined below are included beginning on page 42.

Adjusted Funds From Operations ("AFFO"): The Company calculates AFFO by starting with Core FFO and adjusting for non-incremental capital expenditures and acquisition-related costs (that are not capitalized) and then adding back non-cash items including: non-real estate depreciation, straight-lined rents and fair value lease adjustments, non-cash components of interest expense and compensation expense, and by making similar adjustments for unconsolidated partnerships and joint ventures. AFFO is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that AFFO is helpful to investors as a meaningful supplemental comparative performance measure of our ability to make incremental capital investments. Other REITs may not define AFFO in the same manner as the Company; therefore, the Company’s computation of AFFO may not be comparable to that of other REITs.

Annualized Lease Revenue ("ALR"): ALR is calculated by multiplying (i) rental payments (defined as base rent plus operating expense reimbursements, if payable by the tenant on a monthly basis under the terms of a lease that has been executed, but excluding a) rental abatements and b) rental payments related to executed but not commenced leases for space that was covered by an existing lease), by (ii) 12. In instances in which contractual rents or operating expense reimbursements are collected on an annual, semi-annual, or quarterly basis, such amounts are multiplied by a factor of 1, 2, or 4, respectively, to calculate the annualized figure. For leases that have been executed but not commenced relating to un-leased space, ALR is calculated by multiplying (i) the monthly base rental payment (excluding abatements) plus any operating expense reimbursements for the initial month of the lease term, by (ii) 12. Unless stated otherwise, this measure excludes revenues associated with development properties and properties taken out of service for redevelopment, if any.

Core EBITDA: The Company calculates Core EBITDA as net income (computed in accordance with GAAP) before interest, taxes, depreciation and amortization and incrementally removing any impairment losses, gains or losses from sales of property and other significant infrequent items that create volatility within our earnings and make it difficult to determine the earnings generated by our core ongoing business. Core EBITDA is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that Core EBITDA is helpful to investors as a supplemental performance measure because it provides a metric for understanding the performance of the Company’s results from ongoing operations without taking into account the effects of non-cash expenses (such as depreciation and amortization), as well as items that are not part of normal day-to-day operations of the Company’s business. Other REITs may not define Core EBITDA in the same manner as the Company; therefore, the Company’s computation of Core EBITDA may not be comparable to that of other REITs.

Core Funds From Operations ("Core FFO"): The Company calculates Core FFO by starting with FFO, as defined by NAREIT, and adjusting for gains or losses on the extinguishment of swaps and/or debt, acquisition-related expenses (that are not capitalized) and any significant non-recurring items. Core FFO is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that Core FFO is helpful to investors as a supplemental performance measure because it excludes the effects of certain items which can create significant earnings volatility, but which do not directly relate to the Company’s core business operations. As a result, the Company believes that Core FFO can help facilitate comparisons of operating performance between periods and provides a more meaningful predictor of future earnings potential. Other REITs may not define Core FFO in the same manner as the Company; therefore, the Company’s computation of Core FFO may not be comparable to that of other REITs.

EBITDA: EBITDA is defined as net income before interest, taxes, depreciation and amortization.
EBITDAre: The Company calculates EBITDAre in accordance with the current National Association of Real Estate Investment Trusts (“NAREIT”) definition. NAREIT currently defines EBITDAre as net income (computed in accordance with GAAP) adjusted for gains or losses from sales of property, impairment losses, depreciation on real estate assets, amortization on real estate assets, interest expense and taxes, along with the same adjustments for unconsolidated partnerships and joint ventures. Some of the adjustments mentioned can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates. EBITDAre is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that EBITDAre is helpful to investors as a supplemental performance measure because it provides a metric for understanding the Company’s results from ongoing operations without taking into account the effects of non-cash expenses (such as depreciation and amortization) and capitalization and capital structure expenses (such as interest expense and taxes). The Company also believes that EBITDAre can help facilitate comparisons of operating performance between periods and with other REITs. However, other REITs may not define EBITDAre in accordance with the NAREIT definition, or may interpret the current NAREIT definition differently than the Company; therefore, the Company’s computation of EBITDAre may not be comparable to that of such other REITs.

Funds From Operations ("FFO"): The Company calculates FFO in accordance with the current National Association of Real Estate Investment Trusts (“NAREIT”) definition. NAREIT currently defines FFO as net income (computed in accordance with GAAP), excluding gains or losses from sales of property and impairment losses, adding back depreciation and amortization on real estate assets, and after the same adjustments for unconsolidated partnerships and joint ventures. These adjustments can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates. FFO is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that FFO is helpful to investors as a supplemental performance measure because it excludes the effects of depreciation, amortization and gains or losses from sales of real estate, all of which are based on historical costs, which implicitly assumes that the value of real estate diminishes predictably over time. The Company also believes that FFO can help facilitate comparisons of operating performance between periods and with other REITs. However, other REITs may not define FFO in accordance with the NAREIT definition, or may interpret the current NAREIT definition differently than the Company; therefore, the Company’s computation of FFO may not be comparable to that of such other REITs.

Gross Assets: Gross Assets is defined as total assets with the add-back of accumulated depreciation and accumulated amortization related to real estate assets and accumulated amortization related to deferred lease costs.

Gross Real Estate Assets: Gross Real Estate Assets is defined as total real estate assets with the add-back of accumulated depreciation and accumulated amortization related to real estate assets.
Incremental Capital Expenditures: Incremental Capital Expenditures are defined as capital expenditures of a non-recurring nature that incrementally enhance the underlying assets' income generating capacity. Tenant improvements, leasing commissions, building capital and deferred lease incentives ("Leasing Costs") incurred to lease space that was vacant at acquisition, Leasing Costs for spaces vacant for greater than one year, Leasing Costs for spaces at newly acquired properties for which in-place leases expire shortly after acquisition, improvements associated with the expansion of a building, renovations that change the underlying classification of a building, and deferred building maintenance capital identified at and completed shortly after acquisition are included in this measure.

Non-Incremental Capital Expenditures: Non-Incremental Capital Expenditures are defined as capital expenditures of a recurring nature related to tenant improvements and leasing commissions that do not incrementally enhance the underlying assets' income generating capacity. We exclude first generation tenant improvements and leasing commissions from this measure, in addition to other capital expenditures that qualify as Incremental Capital Expenditures, as defined above.

Property Net Operating Income ("Property NOI"): The Company calculates Property NOI by starting with Core EBITDA and adjusting for general and administrative expense, income associated with property management performed by Piedmont for other organizations and other income or expense items for the Company, such as interest income from loan investments or costs from the pursuit of non-consummated transactions. The Company may present this measure on an accrual basis or a cash basis. When presented on a cash basis, the effects of straight lined rents and fair value lease revenue are also eliminated. Property NOI is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that Property NOI is helpful to investors as a supplemental comparative performance measure of income generated by its properties alone without the administrative overhead of the Company. Other REITs may not define Property NOI in the same manner as the Company; therefore, the Company’s computation of Property NOI may not be comparable to that of other REITs.

Same Store Net Operating Income ("Same Store NOI"): The Company calculates Same Store NOI as Property NOI attributable to the properties for which the following criteria were met during the entire span of the current and prior year reporting periods: (i) they were owned, (ii) they were not under development / redevelopment, and (iii) none of the operating expenses for which were capitalized. Same Store NOI also excludes amounts attributable to land assets. The Company may present this measure on an accrual basis or a cash basis. When presented on a cash basis, the effects of straight lined rents and fair value lease revenue are also eliminated. Same Store NOI is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that Same Store NOI is helpful to investors as a supplemental comparative performance measure of the income generated from the same group of properties from one period to the next. Other REITs may not define Same Store NOI in the same manner as the Company; therefore, the Company’s computation of Same Store NOI may not be comparable to that of other REITs.

Same Store Properties: Same Store Properties is defined as those properties for which the following criteria were met during the entire span of the current and prior year reporting periods: (i) they were owned, (ii) they were not under development / redevelopment, and (iii) none of the operating expenses for which were capitalized. Same Store Properties excludes land assets.

Piedmont Office Realty Trust, Inc.
Research Coverage

Equity Research Coverage

Daniel Ismail	Anthony Paolone, CFA	David Rodgers, CFA
Green Street Advisors	JP Morgan	Robert W. Baird & Co.
660 Newport Center Drive, Suite 800	383 Madison Avenue	200 Public Square
Newport Beach, CA 92660	32nd Floor	Suite 1650
Phone: (949) 640-8780	New York, NY 10179	Cleveland, OH 44139
	Phone: (212) 622-6682	Phone: (216) 737-7341

John W. Guinee, III	Michael Lewis, CFA
Stifel, Nicolaus & Company	SunTrust Robinson Humphrey
One South Street	711 Fifth Avenue, 4th Floor
16th Floor	New York, NY 10022
Baltimore, MD 21202	Phone: (212) 319-5659
Phone: (443) 224-1307

Fixed Income Research Coverage

Mark S. Streeter, CFA
JP Morgan
383 Madison Avenue
3rd Floor
New York, NY 10179
Phone: (212) 834-5086

Piedmont Office Realty Trust, Inc.
Funds From Operations, Core Funds From Operations, and Adjusted Funds From Operations Reconciliations
Unaudited (in thousands)

	Three Months Ended
	3/31/2020	12/31/2019	9/30/2019	6/30/2019	3/31/2019

GAAP net income applicable to common stock	$8,709	$162,478	$8,422	$8,153	$50,208
Depreciation (1) (2)	27,551	25,765	26,909	26,128	26,309
Amortization (1)	23,618	20,988	19,491	18,446	17,685
Impairment loss (1)	—	7,000	1,953	—	—
Loss / (gain) on sale of properties (1)	(3)	(157,640)	(32)	(1,451)	(37,887)
NAREIT funds from operations applicable to common stock	59,875	58,591	56,743	51,276	56,315
Adjustments:
Retirement and separation expenses associated with senior management transition	—	—	—	3,175	—
Core funds from operations applicable to common stock	59,875	58,591	56,743	54,451	56,315
Adjustments:
Amortization of debt issuance costs, fair market adjustments on notes payable, and discount on senior notes	577	527	526	525	523
Depreciation of non real estate assets	325	238	214	212	208
Straight-line effects of lease revenue (1)	(6,785)	(2,974)	(1,531)	(3,223)	(2,683)
Stock-based compensation adjustments	2,300	3,081	(3,015)	2,184	2,780
Amortization of lease-related intangibles (1)	(2,973)	(2,314)	(1,923)	(2,088)	(1,998)
Non-incremental capital expenditures	(34,762)	(22,243)	(14,352)	(9,691)	(3,367)
Adjusted funds from operations applicable to common stock	$18,557	$34,906	$36,662	$42,370	$51,778

(1)	Includes our proportionate share of amounts attributable to consolidated properties.
(2)	Excludes depreciation of non real estate assets.

Piedmont Office Realty Trust, Inc.
Same Store Net Operating Income (Cash Basis)
Unaudited (in thousands)

	Three Months Ended
	3/31/2020	12/31/2019	9/30/2019	6/30/2019	3/31/2019

Net income attributable to Piedmont	$8,709	$162,478	$8,422	$8,153	$50,208
Net income / (loss) attributable to noncontrolling interest	2	(2)	(3)	(1)	1
Interest expense	15,264	14,844	16,145	15,112	15,493
Depreciation	27,877	26,003	27,124	26,340	26,518
Amortization	23,618	20,988	19,491	18,446	17,685
Impairment loss	—	7,000	1,953	—	—
Loss / (gain) on sale of properties	(3)	(157,640)	(32)	(1,451)	(37,887)
EBITDAre	75,467	73,671	73,100	66,599	72,018
Retirement and separation expenses associated with senior management transition	—	—	—	3,175	—
Core EBITDA	75,467	73,671	73,100	69,774	72,018
General & administrative expenses	8,643	8,159	7,950	9,244	9,368
Management fee revenue	(395)	(292)	(203)	(201)	(1,822)
Other (income) / expense	67	(64)	(47)	(56)	(62)
Straight-line effects of lease revenue	(6,785)	(2,974)	(1,531)	(3,223)	(2,683)
Amortization of lease-related intangibles	(2,973)	(2,314)	(1,923)	(2,088)	(1,998)
Property net operating income (cash basis)	74,024	76,186	77,346	73,450	74,821
Deduct net operating (income) / loss from:
Acquisitions	(8,105)	(4,538)	(2,771)	(921)	—
Dispositions	267	(1,930)	(6,937)	(7,551)	(10,089)
Other investments	(82)	(23)	(896)	(246)	(39)
Same store net operating income (cash basis)	$66,104	$69,695	$66,742	$64,732	$64,693

Piedmont Office Realty Trust, Inc.
Property Detail - In-Service Portfolio (1)
As of March 31, 2020
(in thousands)

Property	City	State	Percent Ownership	Year Built / Major Refurbishment	Rentable Square Footage Owned	Leased Percentage	Commenced Leased Percentage	Economic Leased Percentage (2)

Atlanta
Glenridge Highlands One	Atlanta	GA	100.0%	1998	288	96.2%	96.2%	94.8%
Glenridge Highlands Two	Atlanta	GA	100.0%	2000	424	97.9%	97.9%	96.7%
1155 Perimeter Center West	Atlanta	GA	100.0%	2000	377	79.8%	79.8%	60.7%
Galleria 100	Atlanta	GA	100.0%	1982	414	91.5%	89.9%	88.2%
Galleria 200	Atlanta	GA	100.0%	1984	432	81.0%	80.8%	80.8%
Galleria 300	Atlanta	GA	100.0%	1987	432	97.9%	97.9%	97.7%
Galleria 400	Atlanta	GA	100.0%	1999	430	91.2%	91.2%	89.8%
Galleria 600	Atlanta	GA	100.0%	2002	434	73.0%	72.6%	72.6%
The Medici	Atlanta	GA	100.0%	2008	156	94.2%	94.2%	94.2%
Metropolitan Area Subtotal / Weighted Average					3,387	88.6%	88.3%	85.5%
Boston
1414 Massachusetts Avenue	Cambridge	MA	100.0%	1873 / 1956	78	100.0%	100.0%	100.0%
One Brattle Square	Cambridge	MA	100.0%	1991	96	99.0%	99.0%	99.0%
One Wayside Road	Burlington	MA	100.0%	1997	201	100.0%	100.0%	100.0%
5 & 15 Wayside Road	Burlington	MA	100.0%	1999 & 2001	272	86.4%	86.4%	77.9%
5 Wall Street	Burlington	MA	100.0%	2008	182	100.0%	100.0%	100.0%
25 Burlington Mall Road	Burlington	MA	100.0%	1987	288	73.6%	73.6%	73.6%
225 Presidential Way	Woburn	MA	100.0%	2001	202	100.0%	100.0%	100.0%
235 Presidential Way	Woburn	MA	100.0%	2000	238	100.0%	100.0%	100.0%
80 Central Street	Boxborough	MA	100.0%	1988	150	89.3%	89.3%	89.3%
90 Central Street	Boxborough	MA	100.0%	2001	175	100.0%	100.0%	100.0%
Metropolitan Area Subtotal / Weighted Average					1,882	93.1%	93.1%	91.9%
Dallas
161 Corporate Center	Irving	TX	100.0%	1998	105	92.4%	92.4%	92.4%
750 West John Carpenter Freeway	Irving	TX	100.0%	1999	316	91.5%	87.7%	87.7%
6011 Connection Drive	Irving	TX	100.0%	1999	152	100.0%	100.0%	100.0%
6021 Connection Drive	Irving	TX	100.0%	2000	222	100.0%	100.0%	100.0%
6031 Connection Drive	Irving	TX	100.0%	1999	233	51.5%	27.9%	27.9%
6565 North MacArthur Boulevard	Irving	TX	100.0%	1998	260	73.8%	73.8%	72.7%
Las Colinas Corporate Center I	Irving	TX	100.0%	1998	159	95.0%	95.0%	95.0%
Las Colinas Corporate Center II	Irving	TX	100.0%	1998	228	82.0%	82.0%	81.6%
One Lincoln Park	Dallas	TX	100.0%	1999	262	87.4%	85.9%	84.0%
Park Place on Turtle Creek	Dallas	TX	100.0%	1986	178	87.1%	83.7%	73.0%
One Galleria Tower	Dallas	TX	100.0%	1982	470	91.5%	73.6%	73.6%
Two Galleria Tower	Dallas	TX	100.0%	1985	434	99.5%	94.9%	91.0%
Three Galleria Tower	Dallas	TX	100.0%	1991	531	94.9%	92.7%	92.7%
Metropolitan Area Subtotal / Weighted Average					3,550	89.0%	83.6%	82.3%

Property	City	State	Percent Ownership	Year Built / Major Refurbishment	Rentable Square Footage Owned	Leased Percentage	Commenced Leased Percentage	Economic Leased Percentage (2)
Minneapolis
US Bancorp Center	Minneapolis	MN	100.0%	2000	937	97.9%	97.9%	97.1%
Crescent Ridge II	Minnetonka	MN	100.0%	2000	301	83.1%	81.7%	81.7%
Norman Pointe I	Bloomington	MN	100.0%	2000	214	85.0%	85.0%	69.2%
9320 Excelsior Boulevard	Hopkins	MN	100.0%	2010	268	100.0%	100.0%	100.0%
One Meridian Crossings	Richfield	MN	100.0%	1997	195	100.0%	100.0%	100.0%
Two Meridian Crossings	Richfield	MN	100.0%	1998	189	98.9%	98.9%	97.9%
Metropolitan Area Subtotal / Weighted Average					2,104	95.0%	94.8%	92.8%
New York
60 Broad Street	New York	NY	100.0%	1962	1,031	95.0%	91.1%	91.1%
200 Bridgewater Crossing	Bridgewater	NJ	100.0%	2002	309	90.9%	90.9%	90.9%
400 Bridgewater Crossing	Bridgewater	NJ	100.0%	2002	305	100.0%	100.0%	100.0%
600 Corporate Drive	Lebanon	NJ	100.0%	2005	125	100.0%	100.0%	100.0%
Metropolitan Area Subtotal / Weighted Average					1,770	95.5%	93.2%	93.2%
Orlando
400 TownPark	Lake Mary	FL	100.0%	2008	175	97.7%	97.7%	97.7%
500 TownPark	Lake Mary	FL	100.0%	2016	134	100.0%	100.0%	100.0%
200 South Orange Avenue	Orlando	FL	100.0%	1988	646	88.4%	77.4%	77.1%
501 West Church Street	Orlando	FL	100.0%	2003	182	100.0%	100.0%	100.0%
CNL Center I	Orlando	FL	99.0%	1999	347	90.8%	90.8%	87.3%
CNL Center II	Orlando	FL	99.0%	2006	270	99.3%	99.3%	99.3%
Metropolitan Area Subtotal / Weighted Average					1,754	93.6%	89.5%	88.7%
Washington, D.C.
400 Virginia Avenue	Washington	DC	100.0%	1985	225	74.7%	68.9%	66.2%
1201 Eye Street	Washington	DC	98.6% (3)	2001	271	51.3%	51.3%	50.9%
1225 Eye Street	Washington	DC	98.1% (3)	1986	225	89.3%	89.3%	88.4%
3100 Clarendon Boulevard	Arlington	VA	100.0%	1987 / 2015	261	76.2%	66.3%	61.3%
4250 North Fairfax Drive	Arlington	VA	100.0%	1998	308	98.1%	95.5%	91.6%
Arlington Gateway	Arlington	VA	100.0%	2005	329	88.1%	83.6%	66.6%
Metropolitan Area Subtotal / Weighted Average					1,619	80.2%	76.4%	70.8%
Other
1430 Enclave Parkway	Houston	TX	100.0%	1994	313	82.7%	82.7%	82.7%
Enclave Place	Houston	TX	100.0%	2015	301	100.0%	100.0%	—%
Two Pierce Place	Itasca	IL	100.0%	1991	484	40.9%	38.2%	38.2%
1901 Market Street	Philadelphia	PA	100.0%	1987 / 2014	801	100.0%	100.0%	100.0%
Subtotal/Weighted Average					1,899	82.1%	81.4%	65.6%

Grand Total					17,965	89.6%	87.4%	84.0%

NOTE:	The Company has provided disaggregated financial and operational data for informational purposes for readers; however, regardless of the presentation approach used, we continue to evaluate and utilize our consolidated financial results in making operating decisions, allocating resources, and assessing our performance.
(1)	This schedule includes information for Piedmont's in-service portfolio of properties only. Information on investments excluded from this schedule can be found on page 39.
(2)	Economic leased percentage excludes the square footage associated with executed but not commenced leases for currently vacant spaces and the square footage associated with tenants receiving rental abatements (after proportional adjustments for tenants receiving only partial rental abatements).
(3)	Although Piedmont owns 98.6% of 1201 Eye Street and 98.1% of 1225 Eye Street, it is entitled to 100% of the cash flows for each asset pursuant to the terms of each property ownership entity's joint venture agreement.

Piedmont Office Realty Trust, Inc.
Supplemental Operating & Financial Data
Risks, Uncertainties and Limitations

Certain statements contained in this supplemental package constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We intend for all such forward-looking statements to be covered by the safe-harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act, as applicable. Such information is subject to certain risks and uncertainties, as well as known and unknown risks, which could cause actual results to differ materially from those projected or anticipated. Therefore, such statements are not intended to be a guarantee of our performance in future periods. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” "estimate," “believe,” “continue” or similar words or phrases that are predictions of future events or trends and which do not relate solely to historical matters. Examples of such statements in this supplemental package include our estimated Core FFO and Core FFO per diluted share for calendar year 2020, expected future capital expenditures, and potential future acquisition and disposition activity.
The following are some of the factors that could cause our actual results and expectations to differ materially from those described in our forward-looking statements: actual or threatened public health epidemics or outbreaks, such as the novel coronavirus (COVID-19) pandemic that the world is currently experiencing, and governmental and private measures taken to combat such health crises, which may affect our personnel, tenants, and the costs of operating our assets; economic, regulatory, socio-economic changes, and/or technology changes (including accounting standards) that impact the real estate market generally, or that could affect patterns of use of commercial office space; the impact of competition on our efforts to renew existing leases or re-let space on terms similar to existing leases; changes in the economies and other conditions affecting the office sector in general and specifically the seven markets in which we primarily operate where we have high concentrations of our annualized lease revenue; lease terminations, lease defaults, or changes in the financial condition of our tenants, particularly by one of our large lead tenants; adverse market and economic conditions, including any resulting impairment charges on both our long-lived assets or goodwill resulting therefrom; the success of our real estate strategies and investment objectives, including our ability to identify and consummate suitable acquisitions and divestitures; the illiquidity of real estate investments, including regulatory restrictions to which REITs are subject and the resulting impediment on our ability to quickly respond to adverse changes in the performance of our properties; the risks and uncertainties associated with our acquisition and disposition of properties, many of which risks and uncertainties may not be known at the time of acquisition or disposition; development and construction delays and resultant increased costs and risks; our real estate development strategies may not be successful; future acts of terrorism or armed hostilities in any of the major metropolitan areas in which we own properties, or future cybersecurity attacks against us or any of our tenants; costs of complying with governmental laws and regulations; additional risks and costs associated with directly managing properties occupied by government tenants, including an increased risk of default by government tenants during periods in which state or federal governments are shut down or on furlough; significant price and volume fluctuations in the public markets, including on the exchange which we listed our common stock; changes in the method pursuant to which the LIBOR rates are determined and the potential phasing out of LIBOR after 2021; the effect of future offerings of debt or equity securities or changes in market interest rates on the value of our common stock; uncertainties associated with environmental and other regulatory matters; potential changes in political environment and reduction in federal and/or state funding of our governmental tenants; changes in the financial condition of our tenants directly or indirectly resulting from geopolitical developments that could negatively affect international trade, including the uncertainty surrounding the United Kingdom’s withdrawal from the European Union, the termination or threatened termination of existing international trade agreements, or the implementation of tariffs or retaliatory tariffs on imported or exported goods; the effect of any litigation to which we are, or may become, subject; additional risks and costs associated with owning properties occupied by co-working tenants, including risks of default during start-up and during economic downturns; changes in tax laws impacting REITs and real estate in general, as well as our ability to continue to qualify as a REIT under the Internal Revenue Code of 1986 or otherwise adversely affect our stockholders; the future effectiveness of our internal controls and procedures; and other factors, including the risk factors discussed under Item 1A. of Piedmont’s most recent Annual Report on Form 10-K and other documents we file with the Securities and Exchange Commission.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this supplemental report. We cannot guarantee the accuracy of any such forward-looking statements contained in this supplemental report, and we do not intend to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.